Filed Pursuant to Rule 424(b)(3)
Registration No. 333-198597

PROSPECTUS SUPPLEMENT NO. 1

TO THE PROSPECTUS DATED SEPTEMBER 25, 2014

Pershing Gold Corporation

This Prospectus Supplement No. 1 updates, amends and supplements our Prospectus dated September 25, 2014, which was filed on September 29, 2014 (the “Prospectus”).

We have attached to this Prospectus Supplement No. 1 (i) the Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 21, 2014, and (ii) the Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 12, 2014. The attached information updates, amends and supplements the Prospectus.

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus. To the extent information in this Prospectus Supplement No. 1 differs from, updates or conflicts with information contained in the Prospectus, the information in this Prospectus Supplement No. 1 is the more current information.

Investing in our common stock involves a high degree of risk. You should review carefully the “Risk Factors” beginning on page 5 of the Prospectus and on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on March 26, 2014, for a discussion of certain risks that you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 21, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2014

Pershing Gold Corporation

(exact name of registrant as specified in its charter)

Nevada	000-54710	26-0657736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1658 Cole Boulevard Building 6 – Suite 210 Lakewood, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 974-7248

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Subscription Agreements, Share Purchase Agreements and Registration Rights Agreements

On October 15, 2014, Pershing Gold Corporation (the “Company”) entered into Share Purchase Agreements and Subscription Agreements with Levon Resources Ltd. (“Levon”) and Barry Honig. Mr. Honig is a Director of the Company and owns approximately 16.8% of the Company’s outstanding common stock following the transactions reported in this Form 8-K. The Share Purchase Agreements and Subscription Agreements provided for the sale to Levon of 35,178,572 shares of the Company’s Common Stock for $0.28 per share, or $9,850,000 in the aggregate, and the sale to Barry Honig of 535,715 shares of the Company’s Common Stock for $0.28 per share, or $150,000 in the aggregate. The transaction was completed and the shares issued on October 20, 2014. The gross proceeds to the Company totaled $10.0 million, and the net proceeds, after commissions and before legal and other costs, totaled $9.9 million.

The Share Purchase Agreements contain customary terms and conditions including, among other things, customary representations, warranties and covenants by the Company, closing deliverables and indemnifications. The Subscription Agreements contain customary terms and conditions including, among other things, terms of the subscription, representations and warranties by each investor, and indemnification.

In connection with the private placement, the Company and the investors entered into registration rights agreements dated October 15, 2014 (the “Registration Rights Agreements”) which require the Company to file within 45 days following the closing a registration statement under the Securities Act of 1933, as amended, to register the resale of the Common Stock issued in the private placement. The Registration Rights Agreement also contains piggyback registration rights requiring the Company to include such holders’ shares of Common Stock in future registration statements that may be filed by the Company.

 The foregoing summary of the terms of the Share Purchase Agreements, the Subscription Agreements, and the Registration Rights Agreements does not purport to be complete and is qualified in its entirety by reference to the form of the Share Purchase Agreement, Subscription Agreement and Registration Rights Agreement that are filed as Exhibits 10.1, 10.2, and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

On October 15, Mr. Honig entered into agreements with Levon pursuant to which he acquired 8,750,000 common shares of Levon for Canadian $0.22 per share, or $1.75 million in the aggregate. Mr. Honig’s acquisition was part of a $5.4 million placement of Levon common shares. Other investors in the Levon private placement include Dr. Philip Frost, who owns approximately 15.3% of the Company’s outstanding common stock following the transaction reported in this Form 8-K. Levon reported that it planned to use the proceeds of this placement to fund its purchase of the Company’s Common Stock in the private placement described in this Form 8-K. Mr. Honig’s percentage ownership of Levon is 3.85%, and he is not an officer or director of Levon.

Unless otherwise indicated, all dollar amounts are U.S. dollars.

Item 3.02	Unregistered Sales of Equity Securities

The information provided in Item 1.01 is incorporated herein by reference.

In connection with the private placement, the Company issued 35,714,287 shares of Common Stock for aggregate gross proceeds of $10.0 million and net proceeds of approximately $9.9 million after commissions. A FINRA broker-dealer acted on behalf of the Company and will be paid aggregate cash commissions of $100,000.

The Company relied on the exemption from registration under Section 4(a)(2) of the Securities Act, Regulation S and Rule 506 of Regulation D for purposes of the private placement.

Item 3.03	Material Modification to Rights of Security Holders

The information provided in Item 1.01 is incorporated herein by reference.

The Company has determined that the private placement of Common Stock reported in this Form 8-K constitutes a “Dilutive Issuance” as defined in Section 7.1(b) of the Certificate of Designation for the Series E Convertible Preferred Stock (the “Certificate of Designation”). Therefore, as a result of the private placement, the Conversion Price for the Series E Preferred Stock has been reduced effective October 20, 2014 from $0.33 to $0.28 per share of Series E Preferred Stock (the “Adjusted Conversion Price”). Following this adjustment, each share of Series E Preferred Stock will be convertible into the number of shares of Common Stock obtained by dividing the Series E Original Issue Price (as defined in the Certificate of Designation), which is $990, by the Adjusted Conversion Price, or approximately 3,535.714 shares of Common Stock; prior to the adjustment, each share of Series E Preferred Stock was convertible into 3,000 shares of Common Stock. A total of 9,425 shares of Series E Preferred Stock remain outstanding, and as a result of the adjustment, the Series E Preferred Stock is convertible into approximately 33,324,107 shares of Common Stock in the aggregate, compared to 28,275,000 shares of Common Stock prior to the adjustment. Mr. Honig beneficially holds 7,028 shares of Series E Preferred Stock and Mr. Stephen Alfers, the Chairman, President and Chief Executive Officer of the Company owns 100 shares of Series E Preferred Stock.

Item 9.01	Financial Statements and Exhibits.

(d)	The following are filed as exhibits to this report on Form 8-K.

Exhibit No.	Description

10.1	Form of Subscription Agreement between Pershing Gold Corporation and each investor.

10.2	Form of Share Purchase Agreement between Pershing Gold Corporation and each investor.

10.3	Form of Registration Rights Agreement between Pershing Gold Corporation and each investor.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2014

PERSHING GOLD CORPORATION

By:	/s/ Eric Alexander
Eric Alexander
Vice President Finance and Controller

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Subscription Agreement between Pershing Gold Corporation and each investor.

10.2	Form of Share Purchase Agreement between Pershing Gold Corporation and each investor.

10.3	Form of Registration Rights Agreement between Pershing Gold Corporation and each investor.

Exhibit 10.1

SUBSCRIPTION AGREEMENT

PERSHING GOLD CORPORATION

Pershing Gold Corporation

1658 Cole Boulevard

Building 6, Suite 200

Lakewood, Colorado 80401

Attn: Stephen Alfers, President & CEO

Ladies and Gentlemen:

1.  Subscription.  The undersigned (the “Purchaser”) agrees to purchase from Pershing Gold Corporation, a Nevada corporation (the “Company”), the number of shares (collectively, the “Shares”) of the Company’s common stock par value $0.0001 per share (the “Common Stock”), set forth on the signature page to this Subscription Agreement, at a purchase price of $0.28 per Share. The Shares are being offered and sold (the “Offering”) by the Company pursuant to the offering terms set forth herein and in the other Transaction Documents (as defined below).

The sale and purchase of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth St., Suite 500, Denver, Colorado, at 10:00 a.m., M.D.T., on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties set forth herein and in the other Transaction Documents (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Company and the Purchaser mutually agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”      Certain capitalized terms used, but not otherwise defined herein, will have the respective meanings provided in the Share Purchase Agreement.

At the Closing, Purchaser and the Company shall each deliver executed copies of (a) that certain Share Purchase Agreement dated as of the date hereof between Purchaser and the Company (the “Share Purchase Agreement”), and (b) that certain Registration Rights Agreement dated as of the date hereof between Purchaser and the Company (the “Registration Rights Agreement”), and all exhibits, supplements and schedules thereto, as such may be amended from time to time (collectively the “Transaction Documents”).

2.             Payment. The Purchaser shall make payment of the purchase price for the Shares by wire transfer of immediately available funds, pursuant to the wire transfer instructions attached hereto as Exhibit B. All payments shall be made in U.S. dollars. Together with the wire transfer of the full purchase price, the Purchaser is delivering a completed and executed Signature Page to this Subscription Agreement along with a completed and executed Canadian Accredited Investor Certificate, which are annexed hereto.

3.	[Reserved]

4.	[Reserved]

5.            Representations and Warranties of the Purchaser. The Purchaser hereby acknowledges, represents, warrants, and agrees as follows:

(a)          None of the Shares have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws. The Purchaser understands that the offering and sale of the Shares is intended to be exempt from the registration requirements of the Securities Act, by virtue of Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder, and/or excluded from such registration requirements pursuant to Rule 903 of Regulation S promulgated thereunder, based, in part, upon the representations, warranties and agreements of the Purchaser contained in this Subscription Agreement and the Share Purchase Agreement;

(b)          The Purchaser and the Purchaser’s attorney, accountant, purchaser representative and/or tax advisor, if any (collectively, “Advisors”), have received and have carefully reviewed this Subscription Agreement, and each of the Transaction Documents and all other documents requested by the Purchaser or its Advisors, if any, and understand the information contained therein, prior to the execution of this Subscription Agreement;

(c)          All documents, records, and books pertaining to the investment in the Shares including, but not limited to, all information regarding the Company and the Shares, have been made available for inspection and reviewed by the Purchaser and its Advisors, if any;

(d)          The Purchaser hereby acknowledges receipt and careful review of this Agreement, the Share Purchase Agreement, the Registration Rights Agreement, and all exhibits, annexes and appendices thereto, and has had access to the Company’s Annual Report on Form 10-K and the exhibits thereto for the fiscal year ended December 31, 2013 (the “Form 10-K”) and all subsequent periodic and current reports filed with the Commission as publicly filed with and available at the website of the Commission which can be accessed at www.sec.gov, and hereby represents that the Purchaser has been furnished by the Company during the course of the Offering with all information regarding the Company, the terms and conditions of the Offering and any additional information that the Purchaser or its Advisors have requested or desired to know, and the Purchaser and its Advisors, if any, have had a reasonable opportunity to ask questions of and receive answers from the Company’s officers and any other persons authorized by the Company to answer such questions, concerning, among other related matters, the Offering, the Shares, the Transaction Documents and the business, financial condition, results of operations and prospects of the Company and all such questions have been answered by the Company to the full satisfaction of the Purchaser and its Advisors, if any;

(e)          In evaluating the suitability of an investment in the Company, the Purchaser has not relied upon any representation or other information (oral or written) other than as stated herein or in the other Transaction Documents, and the Company’s filings with the United States Securities and Exchange Commission;

(f)          The Purchaser is unaware of, is in no way relying on, and did not become aware of the offering of the Shares through or as a result of, any form of general solicitation or general advertising (as those terms are used in Rule 502(c) of Regulation D under the Securities Act) including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television, radio or over the Internet, in connection with the offering and sale of the Shares and is not subscribing for the Shares and did not become aware of the Offering through or as a result of any seminar or meeting to which the Purchaser was invited by, or any solicitation of a subscription by, a person not previously known to the Purchaser in connection with investments in securities generally;

(g)          The Purchaser has taken no action which would give rise to any claim by any person for brokerage commissions, finders’ fees or the like relating to this Subscription Agreement or the transactions contemplated hereby;

(h)          The Purchaser, either alone or together with its Advisors, if any, has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable it to utilize the information made available to it in connection with the Offering to evaluate the merits and risks of an investment in the Shares and the Company and to make an informed investment decision with respect thereto;

(i)          The Purchaser is not relying on the Company or any of its employees or agents with respect to the legal, tax, economic and related considerations of an investment in any of the Shares and the Purchaser has relied on the advice of, or has consulted with, only its own Advisors;

(j)          The Purchaser is acquiring the Shares solely for such Purchaser’s own account for investment purposes and not with a view to resale or distribution thereof, in whole or in part. The Purchaser has no agreement or arrangement, formal or informal, with any person to sell or transfer all or any part of any of the Shares and the Purchaser has no plans to enter into any such agreement or arrangement; provided however that nothing herein shall be construed to prevent the Purchaser from subsequently offering, selling, pledging, hypothecating, or otherwise transferring or disposing of the Shares, directly or indirectly, so long as any such transaction is registered under the Securities Act or exempt from the registration requirements of the Securities Act and made in compliance with any applicable securities laws (including state, local and Canadian securities laws);

(k)          The Purchaser understands and agrees that purchase of the Shares is a high risk investment and the Purchaser is able to afford an investment in a speculative venture having the risks and objectives of the Company. The Purchaser must bear the substantial economic risks of the investment in the Shares indefinitely because none of the Shares may be offered, sold, pledged, hypothecated or otherwise transferred or disposed of, directly or indirectly, unless (i) subsequently registered under the Securities Act and any applicable state securities laws or an exemption from such registration requirements is available and (ii) such offer, sale, pledge, hypothecation, transfer or disposal complies with Canadian securities laws. The legend substantially in the form set forth in Section (aa) below will be placed on the certificates representing the Shares to the effect that such securities have not been registered under the Securities Act or any applicable state securities laws, and also as to resale restrictions under applicable Canadian securities laws, and appropriate notations thereof will be made in the Company’s books;

(l)          The Purchaser has adequate means of providing for such Purchaser’s current financial needs and foreseeable contingencies and has no need for liquidity from its investment in the Shares for an indefinite period of time;

(m)          The Purchaser is aware that an investment in the Shares involves a number of very significant risks and has carefully read and considered the Company's periodic filings with the Commission, and, in particular, the matters under the caption “Risk Factors” in such filings with the Commission, and understands any of such risk may materially adversely affect the Company’s operations and future prospects;

(n)          The Purchaser is eligible to purchase the Shares pursuant to an exemption from the prospectus requirements of applicable Canadian securities laws. The Purchaser has completed and delivered to the Company the applicable Canadian Accredited Investor Certificate (the form of which is attached to this Agreement, evidencing the Purchaser’s status under applicable Canadian securities laws) and confirms the truth and accuracy of all statements made in such certificate as of the date hereof and as of the time of the applicable Closing;

(o)          The Purchaser represents that: it is an “accredited investor” that meets one or more of the categories set forth in Rule 501(a) of Regulation D under the Securities Act and it is purchasing as principal for its own account and it was not formed for the specific purpose of acquiring the Shares; it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; the consummation of the transactions contemplated hereby is authorized by, and will not result in a violation of, state (or equivalent) law or its charter or other organizational documents; it has full power and authority to execute and deliver this Subscription Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof and to purchase and hold the Shares; the execution and delivery of this Subscription Agreement has been duly authorized by all necessary action; and this Subscription Agreement has been duly executed and delivered on behalf of the Purchaser and is a legal, valid and binding obligation of the Purchaser. The execution and delivery of this Subscription Agreement will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which the Purchaser is a party or by which it is bound;

(q)          The Purchaser represents to the Company that any information which the undersigned has heretofore furnished or is furnishing herewith to the Company is complete and accurate and may be relied upon by the Company in determining the availability of an exemption or exclusion from registration under the Securities Act and any state securities laws in connection with the offering of securities as described herein and in the other Transaction Documents;

(r)          The Purchaser has significant prior investment experience, including investment in non-listed and unregistered securities. The Purchaser has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such a loss should occur. The Purchaser’s overall commitment to investments which are not readily marketable is not excessive in view of the Purchaser’s net worth and financial circumstances and the purchase of the Shares will not cause such commitment to become excessive. This investment is a suitable one for the Purchaser;

(s)          The Purchaser acknowledges that any and all estimates or forward-looking statements or projections included in the Company’s filing with the Commission were prepared by the Company in good faith, but that the attainment of any such projections, estimates or forward-looking statements cannot be guaranteed, will not be updated by the Company and should not be relied upon;

(t)          No oral or written representations have been made, or oral or written information furnished, to the Purchaser or its Advisors, if any, in connection with the offering of the Shares other than those set forth herein or in the other Transaction Documents;

(u)          Within five (5) days after receipt of a request from the Company, the Purchaser will provide such information and deliver such documents as may reasonably be necessary to comply with any and all laws and ordinances to which the Company is subject;

(v)         THE SHARES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS OR EXCLUSIONS FROM THE REGISTRATION REQUIREMENTS. THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, TRANSFERRED OR DISPOSED OF, DIRECTLY OR INDIRECTLY, EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, PURSUANT TO TRANSACTION OUTSIDE THE UNITED STATES PURSUANT TO THE REQUIREMENTS OF REGULATION S UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS (INCLUDING STATE, LOCAL OR CANADIAN SECURITIES LAWS). THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL;

(w)          In making an investment decision, the Purchaser has relied on its own examination of Company and the terms of the Offering, including the merits and risks involved.

(x)          [Reserved]

(y)          The Purchaser has read each of the Transaction Documents in its entirety and all exhibits and annexes thereto, including, but not limited to, all information relating to the Company and the Shares, and understands fully to its full satisfaction all information included in such Transaction Documents;

(z)          The Purchaser represents that (i) the Purchaser was contacted regarding the sale of the Shares by the Company while outside the United States;; (ii) the Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S under the Securities Act (“U.S. Person”); (iii) the Purchaser is acquiring the Shares and has executed (or its authorized signatory has executed) this Agreement outside of the United States in accordance with Regulation S under the Securities Act; (iv) the purchase of the Shares by the Purchaser is for the Purchaser’s own account and not for the account or benefit of any U.S. Person or person in the United States; and (v) the Purchaer hereby agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act.

(aa)         The Purchaser consents to the placement of a legend on any certificate or other document evidencing the Shares that such securities have not been registered under the Securities Act or any state securities or “blue sky” laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement. The Purchaser is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the transferability of such Shares. The legend to be placed on each certificate shall be in form substantially similar to the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO AN OCTOBER 2014 PRIVATE PLACEMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES OR “BLUE SKY LAWS,” AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED, DIRECTLY OR INDIRECTLY, EXCEPT: (A) TO THE COMPANY, (B) PURSUANT TO AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT; (C) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, AND IN ACCORDANCE WITH ANY LOCAL LAWS AND REGULATIONS, (D) IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND IN THE CASE OF (C), (D) OR (E) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OF RECOGNIZED STANDING, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, TO SUCH EFFECT. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”

The above legend may be removed by delivery to the registrar and transfer agent for the Shares and to the Company of an opinion of counsel, of recognized standing reasonably satisfactory to the Company, that such legend is no longer required under the applicable requirements of the Securities Act.

In addition to the foregoing legend, the following legend (the “Canadian Legend”) shall also be placed on each certificate issued to Purchaser, in form substantially similar to the following:

“CANADIAN LEGEND: UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) [INSERT THE DISTRIBUTION DATE] AND (II) THE DATE THE COMPANY BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.”

In order to remove the Canadian Legend from the certificates evidencing the Shares, the Company may require such evidence from the Purchaser, which may include an opinion of Canadian legal counsel, that is satisfactory to the Company confirming that the Canadian Legend is no longer required to be affixed to the certificates evidencing the Shares.

(bb)         The Purchaser represents that it is not a FINRA member or an affiliate of a FINRA member firm.

(cc)         The Purchaser agrees not to issue any public statement with respect to the Offering, Purchaser’s investment or proposed investment in the Company or the terms of any agreement or covenant between it and the Company without the Company’s prior written consent, except such disclosures as may be required under applicable law or the rules and regulations of any stock exchange on which the Purchaser’s securities may be traded or quoted.

(dd)         The Purchaser acknowledges that the Shares are not being qualified pursuant to a prospectus for distribution to the public in Canada under applicable Canadian securities laws and are not freely tradeable.

(gg)         The Purchaser acknowledges that the terms and conditions of the Offering and the information contained in the Transaction Documents or otherwise made available to the Purchaser is confidential and non-public and agrees that all such information shall be kept in confidence by the Purchaser and neither used by the Purchaser for the Purchaser’s personal benefit (other than in connection with this subscription) nor disclosed to any third party for any reason, notwithstanding that a Purchaser’s subscription may not be accepted by the Company; provided, however, that (a) the Purchaser may disclose such information to its affiliates and advisors who may have a need for such information in connection with providing advice to the Purchaser with respect to its investment in the Company so long as such affiliates and advisors have an obligation of confidentiality, and (b) this obligation shall not apply to any such information that (i) is part of the public knowledge or literature and readily accessible at the date hereof, (ii) becomes part of the public knowledge or literature and readily accessible by publication (except as a result of a breach of this provision) or (iii) is received from third parties without an obligation of confidentiality (except third parties who disclose such information in violation of any confidentiality agreements or obligations, including, without limitation, any subscription or other similar agreement entered into with the Company).

(hh)         The Purchaser understands that Rule 144 promulgated under the Securities Act (“Rule 144”) requires, among other conditions, a minimum holding period of six-months prior to the resale of securities acquired in a non-public offering without having to satisfy the registration requirements under the Securities Act. The Purchaser understands and hereby acknowledges that, except as provided in the Registration Rights Agreement, the Company is under no obligation to register the Shares under the Securities Act or any state securities or “blue sky” laws or to assist the Purchaser in obtaining an exemption from various registration requirements, other than as set forth herein.

6.            Representations and Warranties of the Company. The Company hereby acknowledges, represents and warrants to the Purchaser that the Company’s representations in the Share Purchase Agreement are true and correct as of the date hereof.

7.            Indemnification. The Purchaser agrees to indemnify and hold harmless the Company and each of its officers, directors, managers, employees, agents, attorneys, control persons and affiliates from and against all losses, liabilities, claims, damages, costs, fees and expenses whatsoever (including, but not limited to, any and all expenses incurred in investigating, preparing or defending against any litigation commenced or threatened) based upon or arising out of any actual or alleged false acknowledgment, representation or warranty, or misrepresentation or omission to state a material fact, or breach by the Purchaser of any covenant or agreement made by the Purchaser herein or in any other document delivered in connection with this Subscription Agreement or any other Transaction Document.

8.            Binding Effect. This Subscription Agreement will be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives, and permitted assigns.

9.            Modification. This Subscription Agreement will not be modified or waived except by an instrument in writing signed by the party against whom any such modification or waiver is sought.

10.           Notices. Any notice or other communication required or permitted to be given hereunder will be in writing and will be mailed by certified mail, return receipt requested, or delivered by reputable overnight courier such as FedEx against receipt to the party to whom it is to be given (a) if to the Company, at the address set forth in the Share Purchase Agreement or (b) if to the Purchaser, at the address set forth on the signature page hereof (or, in either case, to such other address as the party will have furnished in writing in accordance with the provisions of this Section 10). Any notice or other communication given by certified mail will be deemed given at the time of certification thereof, except for a notice changing a party’s address which will be deemed given at the time of receipt thereof. Any notice or other communication given by overnight courier will be deemed given at the time of delivery.

11.           Assignability. This Subscription Agreement and the rights, interests and obligations hereunder are not transferable or assignable by the Purchaser and the transfer or assignment of any of the Shares will be made only in accordance with all applicable laws.

12.           Applicable Law. This Subscription Agreement will be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York. The parties hereto (1) agree that any legal suit, action or proceeding arising out of or relating to this Subscription Agreement will be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (2) waive any objection which the parties may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consent to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the parties hereto further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon it mailed by certified mail to its address will be deemed in every respect effective service of process upon it, in any such suit, action or proceeding. THE PARTIES HERETO AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS SUBSCRIPTION AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

13.           Blue Sky Qualification. The purchase of Shares pursuant to this Subscription Agreement is expressly conditioned upon the exemption from qualification of the offer and sale of the Shares from applicable federal and state securities laws.

14.           Use of Pronouns. All pronouns and any variations thereof used herein will be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require.

15.           Confidentiality. The Purchaser acknowledges and agrees that any information or data the Purchaser has acquired from or about the Company not otherwise properly in the public domain, was received in confidence. The Purchaser agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Subscription Agreement, or use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information of the Company, including any trade or business secrets of the Company and any business materials that are treated by the Company as confidential or proprietary, including, without limitation, confidential information obtained by or given to the Company about or belonging to third parties.

16.           Miscellaneous.

(a)          This Subscription Agreement, together with the other Transaction Documents, constitutes the entire agreement between the Purchaser and the Company with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings, if any, relating to the subject matter hereof. The terms and provisions of this Subscription Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.

(b)          Each of the Purchaser’s and the Company’s representations and warranties made in this Subscription Agreement will survive the execution and delivery hereof and delivery of the Shares.

(c)          Each of the parties hereto will pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Subscription Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

(d)          This Subscription Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which will together constitute one and the same instrument.

(e)          Each provision of this Subscription Agreement will be considered separable and, if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality will not impair the operation of or affect the remaining portions of this Subscription Agreement.

(f)          Paragraph titles are for descriptive purposes only and will not control or alter the meaning of this Subscription Agreement as set forth in the text.

(g)          It is the express wish of the parties to this Agreement that this Agreement and all related documents be draft in English. Les parties aux présentes conviennent et exigent que cette convention ainsi que tous les documents s’y attachant soient rédigés en langue anglaise.

[Remainder of page intentionally left blank.]

ANTI-MONEY LAUNDERING REQUIREMENTS

The USA PATRIOT Act	What is money laundering?	How big is the problem and why is it important?

The USA PATRIOT Act is designed to detect, deter, and punish terrorists in the United States and abroad. The Act imposes new anti-money laundering requirements on brokerage firms and financial institutions. Since April 24, 2002 all brokerage firms have been required to have new, comprehensive anti-money laundering programs.

Money laundering is the process of disguising illegally obtained money so that the funds appear to come from legitimate sources or activities. Money laundering occurs in connection with a wide variety of crimes, including illegal arms sales, drug trafficking, robbery, fraud, racketeering, and terrorism.

The use of the U.S. financial system by criminals to facilitate terrorism or other crimes could well taint our financial markets. According to the U.S. State Department, one recent estimate puts the amount of worldwide money laundering activity at $1 trillion a year.

To help you understand these efforts, we want to provide you with some information about money laundering and our steps to implement the USA PATRIOT Act.

What are we required to do to eliminate money laundering?

Under new rules required by the USA PATRIOT Act, our anti-money laundering program must designate a special compliance officer, set up employee training, conduct independent audits, and establish policies and procedures to detect and report suspicious transaction and ensure compliance with the new laws.

As part of our required program, we may ask you to provide various identification documents or other information. Until you provide the information or documents we need, we may not be able to effect any transactions for you.

PERSHING GOLD CORPORATION

SIGNATURE PAGE TO

SUBSCRIPTION AGREEMENT

Purchaser hereby elects to purchase a total of ____________ Shares at a purchase price of $0.28 per Share.

Date: __________________, 2014

[Purchaser Name]

By:
Name:
Title:

Address:

[Purchaser Address]

AGREED AND ACCEPTED:

PERSHING GOLD CORPORATION

By:
	Name:	Date
Title:

CANADIAN ACCREDITED INVESTOR CERTIFICATE

TO:	PERSHING GOLD CORPORATION (the “Company”)

RE:	Purchase of Shares of the Company

Representations and Warranties

In connection with the purchase by the undersigned (the “Purchaser”) of shares of the Company’s common stock (the “Shares”), the Purchaser hereby represents, warrants and certifies to the Company that the Purchaser:

(i)	is purchasing the Shares as principal;

(ii)	is resident in or is subject to the laws of the Province of British Columbia;is an “accredited investor” (as defined in National Instrument 45-106 – Prospectus and Registration Exemptions) by virtue of being a person, other than an individual or investment fund, that has net assets of at least CAD$5,000,000 as shown on its most recently prepared financial statements and that has not been created or used solely to purchase or hold securities (including the Shares) as an accredited investor;

(iii)	has not been provided with an offering memorandum (as such term is defined in applicable Canadian securities laws) in connection with the purchase of the Shares, and is relying solely on the Company’s filing with the Commission;

(iv)	agrees and understands that (i) the Company is not a “reporting issuer” (as such term is defined under applicable Canadian securities laws) in any province or territory of Canada, (ii) the distribution of the Shares to the Purchaser is being made on a private placement basis only and is exempt from the requirement that the Company prepare and file a prospectus with the Canadian securities regulatory authorities, (iii) any resale of the Shares must be made in accordance with applicable Canadian securities laws, which may require resales to be made in accordance with exemptions from the prospectus requirements of Canadian securities laws, pursuant to a discretionary exemption therefrom or in a transaction not otherwise subject to such requirements (which Canadian resale restrictions may in some circumstances apply to resales of the Shares made outside of Canada);

(v)	will comply with applicable Canadian securities laws in connection with any resale or transfer of the Shares and, if requested by the Company in connection with any transfer of the Shares, the Purchaser will provide such evidence, which may include an opinion of Canadian legal counsel, that is satisfactory to the Company confirming that such resale or transfer complies with the requirements of Canadian securities laws;

(vi)	is not an "insider" (within the meaning of applicable Canadian securities laws) of the Company and is not registered as a dealer, adviser or otherwise under the applicable Canadian securities laws; and

(vii)	is purchasing the Shares from the Company and is dealing directly with the Company in connection with such purchase.

Important Information Regarding the Collection of Personal Information

The Company is required to file a report of trade with all applicable securities regulatory authorities containing personal information about the Purchaser and, if applicable, any disclosed beneficial purchaser of the Shares. The Purchaser acknowledges that it has been notified by the Company:

(i)	of such delivery of a report of trade containing the full name, residential address and telephone number of each Purchaser or disclosed beneficial purchaser, the number and type of Shares purchased, the total purchase price paid for such Shares, the date of the purchase and the prospectus exemption relied upon under applicable securities laws to complete such purchase;

(ii)	that information concerning the Purchaser will be disclosed to the British Columbia Securities Commission (“BCSC”) and may become available to the public in accordance with the requirements of applicable securities and freedom of information laws and the Purchaser consents to the disclosure of the information;

(iii)	that this information is collected indirectly by the BCSC under the authority granted to it under, and for the purposes of the administration and enforcement of, securities legislation and, by purchasing the Shares, the Purchaser shall be deemed to have authorized such indirect collection of personal information by the BCSC; and

(iv)	that questions about such indirect collection of information by the BCSC should be directed to the following telephone numbers (604) 899-6500 or 1-800-373-6393 (toll free access across Canada) or by facsimile at (604) 899-6581 or in person or writing at P.O. Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver, British Columbia, V7Y.

By completing this certificate, the Purchaser authorizes the indirect collection of this information by each applicable securities regulatory authority or regulator and acknowledges that such information is made available to the public under applicable securities legislation.

Certified at _________________, on this _____ day of _______, 201___.

[Purchaser Name]

By:
Name:
Title:

Exhibit 10.2

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (this “Agreement”) made as of October 15, 2014 between Pershing Gold Corporation, a Nevada corporation (the “Company”), and the subscriber identified on Exhibit A annexed hereto (the “Subscriber”).

WITNESSETH:

WHEREAS, the Company has offered (the “Offering”) to sell, and the Subscriber has agreed to purchase, __________ shares (the “Shares”) of the Company’s common stock par value $0.0001 per share (the “Common Stock”) at a negotiated price of $0.28 per Share (the “Share Purchase Price”);

WHEREAS, the Offering is to an “accredited investor” (as that term is defined by Rule 501(a) of Regulation D (“Regulation D”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the Company and the Subscriber are executing and delivering this Agreement in reliance upon the exemption from registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC under the Securities Act and/or pursuant to the exclusion from the registration requirements of the Securities Act afforded by Rule 903 of Regulation S promulgated by the SEC under the Securities Act;

WHEREAS the subscription for the Shares will be made in accordance with and subject to the terms and conditions of the Subscription Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual representations and covenants hereinafter set forth, the parties hereto do hereby agree as follows:

I.           SUBSCRIPTION FOR SHARES

1.1           Subject to the terms and conditions hereinafter set forth, the Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company agrees to sell to the Subscriber, the Shares at a price per Share equal to the Share Purchase Price, for the aggregate purchase price as is set forth on Exhibit A hereto. The aggregate purchase price is payable by wire transfer as follows:

[OMITTED]

1.2           The Subscriber understands acknowledges and agrees that, except as otherwise set forth herein or otherwise required by law, the Subscriber is not entitled to cancel, terminate or revoke this Agreement or any agreements of the Subscriber hereunder and that this Agreement and such other agreements shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

II.          REPRESENTATIONS BY SUBSCRIBER

The Subscriber hereby represents and warrants to the Company that its representations in the Subscription Agreement and Canadian Accredited Investor Certificate entered into in connection with this Agreement are true and correct as of the date hereof.

III.         REPRESENTATIONS BY AND COVENANTS OF THE COMPANY

The Company hereby represents and warrants to the Subscriber that:

3.1           Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to own and use its properties and its assets and conduct its business as currently conducted. Each of the Company’s subsidiaries identified on Schedule 3.1 hereto (the “Subsidiaries”) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with the requisite corporate power and authority to own and use its properties and assets and to conduct its business as currently conducted. Neither the Company, nor any of its Subsidiaries is in violation of any of the provisions of its respective articles of incorporation, by-laws or other organizational or charter documents, including, but not limited to the Charter Documents (as defined below). Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not result in a direct and/or indirect (i) material adverse effect on the legality, validity or enforceability of any of the Shares and/or this Agreement, (ii) material adverse effect on the results of operations, assets, business, condition (financial and other) or prospects of the Company and its Subsidiaries, taken as a whole, or (iii) material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement, the Subscription Agreement, the Registration Rights Agreement and all exhibits, supplements and schedules thereto, as such may be amended from time to time (collectively the “Transaction Documents”) (any of (i), (ii) or (iii), a “Material Adverse Effect”).

3.2           Capitalization and Voting Rights. The authorized, issued and outstanding capital stock of the Company is as set forth in Schedule 3.2 hereto and all issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.2 hereto, (i) there are no outstanding securities of the Company or any of its Subsidiaries which contain any preemptive, redemption or similar provisions, nor is any holder of securities of the Company or any Subsidiary entitled to preemptive or similar rights arising out of any agreement or understanding with the Company or any Subsidiary by virtue of any of the Transaction Documents, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (ii) neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement except for its equity incentive plans set forth on Schedule 3.2; and (iii) except as set forth in Schedule 3.2 there are no outstanding options, warrants, agreements, convertible securities, preemptive rights or other rights to subscribe for or to purchase or acquire, any shares of capital stock of the Company or any Subsidiary or contracts, commitments, understandings, or arrangements by which the Company or any Subsidiary is or may become bound to issue any shares of capital stock of the Company or any Subsidiary, or securities or rights convertible or exchangeable into shares of capital stock of the Company or any Subsidiary. Except as set forth in Schedule 3.2 and as otherwise required by law, there are no restrictions upon the voting or transfer of any of the shares of capital stock of the Company pursuant to the Company’s Charter Documents (as defined below) or other governing documents or any agreement or other instruments to which the Company is a party or by which the Company is bound. The shares of capital stock of the Subsidiaries are owned by the Company, free and clear of any mortgages, pledges, liens, claims, charges, encumbrances or other restrictions (collectively, “Encumbrances”). All of such outstanding capital stock of the Company and the Subsidiaries has been issued in compliance with applicable federal and state securities laws. The issuance and sale of the Shares as contemplated hereby will not obligate the Company to issue shares of Common Stock or other securities to any other person (other than the Subscriber), and except as set forth in Schedule 3.2, will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security. The Company is not a party to any outstanding stockholder purchase rights and does not have a “poison pill” or any similar arrangement in effect giving any person the right to purchase any equity interest in the Company upon the occurrence of certain events.

3.3           Authorization; Enforceability. The Company has all corporate right, power and authority to enter into, execute and deliver this Agreement and each other agreement, document, instrument and certificate to be executed by the Company in connection with the consummation of the transactions contemplated hereby, including, but not limited to the Transaction Documents and to perform fully its obligations hereunder and thereunder. All corporate action on the part of the Company, its directors and stockholders necessary for the (a) authorization, execution, delivery and performance of this Agreement and the Transaction Documents by the Company; and (b) authorization, sale, issuance and delivery of the Shares contemplated hereby and the performance of the Company’s obligations under this Agreement and the Transaction Documents has been taken. This Agreement and the Transaction Documents have been duly executed and delivered by the Company and each constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. The Shares are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances other than restrictions on transfer provided for in the Transaction Documents. Except as set forth on Schedule 3.3 hereto, the issuance and sale of the Shares contemplated hereby will not give rise to any preemptive rights or rights of first refusal on behalf of any person other than the Subscriber.

3.4           No Conflict; Governmental Consents.

(a)          The execution and delivery by the Company of this Agreement and the Transaction Documents, the issuance and sale of the Shares and the consummation of the other transactions contemplated hereby or thereby do not and will not (i) result in the violation of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Company is bound including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect, (ii) conflict with or violate any provision of the Company’s Articles of Incorporation (the “Articles”), as amended or the Bylaws, (and collectively with the Articles, the “Charter Documents”) of the Company, and (iii) conflict with, or result in a material breach or violation of, any of the terms or provisions of, or constitute (with or without due notice or lapse of time or both) a default or give to others any rights of termination, amendment, acceleration or cancellation (with or without due notice, lapse of time or both) under any agreement, credit facility, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company or any Subsidiary is a party or by which any of them is bound or to which any of their respective properties or assets is subject, nor result in the creation or imposition of any Encumbrances upon any of the properties or assets of the Company or any Subsidiary.

(b)          No approval by the holders of Common Stock or other equity securities of the Company is required to be obtained by the Company in connection with the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents or in connection with the authorization, issue and sale of the Shares except as has been previously obtained.

(c)          No consent, approval, authorization or other order of any governmental authority or any other person is required to be obtained by the Company in connection with the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents or in connection with the authorization, issue and sale of the Shares except such post-sale filings as may be required to be made with the SEC and with any state securities regulatory authority, all of which shall be made when required.

3.5           Consents of Third Parties. No vote, approval or consent of any holder of capital stock of the Company or any other third parties is required or necessary to be obtained by the Company in connection with the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents or in connection with the authorization, issue and sale of the Shares except as previously obtained, each of which is in full force and effect.

3.6           Shell Company Status; SEC Reports; Financial Statements. The Company has (a) for the twelve (12) months preceding the filing of the Company’s Annual Report on Form 10-K of the fiscal year ended December 31, 2013 (the “2013 10-K”) (or such shorter period as the Company was required by law to file such reports) (i) disclosed all material information required to be publicly disclosed by it on Form 8-K, (ii) filed all reports on Form 10-Q and Form 10-K and (iii) filed all other reports (other than any Form 8-K) required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended, including pursuant to Section 13(a) or 15(d) thereof (the “Exchange Act”) and (b) since the filing of the 2013 10-K, the Company has filed all reports required to be filed by it under the Securities Act and Exchange Act, (the foregoing materials being collectively referred to herein as the “SEC Reports” and, together with the Schedules to this Agreement (if any), the “Disclosure Materials”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the aggregate and in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the footnotes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

3.7           Licenses. Except as otherwise set forth in the SEC Reports, the Company and its Subsidiaries have sufficient licenses, permits and other governmental authorizations currently required for the conduct of their respective businesses or ownership of properties and are in all material respects in compliance therewith.

3.8           Litigation. Except as set forth in the SEC Reports or on Schedule 3.8, the Company knows of no pending or threatened legal or governmental proceedings against the Company or any Subsidiary which could materially adversely affect the business, property, financial condition or operations of the Company and its Subsidiaries, taken as a whole, or which materially and adversely questions the validity of this Agreement or the other Transaction Documents or the right of the Company to enter into this Agreement and the other Transaction Documents, or to perform its obligations hereunder and thereunder. Neither the Company nor any Subsidiary is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which could materially adversely affect the business, property, financial condition or operations of the Company and its Subsidiaries taken as a whole. Except as set forth in the SEC Reports or on Schedule 3.8, there is no action, suit, proceeding or investigation by the Company or any Subsidiary currently pending in any court or before any arbitrator or that the Company or any Subsidiary intends to initiate. Neither the Company nor any Subsidiary, nor to the Company’ s knowledge any director or officer thereof, is or since the Form 10-K has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Company’s knowledge, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company.

3.9           Compliance. Except as set forth in the SEC Reports or on Schedule 3.9, neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

3.10         Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations, permits, and licenses issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted, except where the failure to possess such permits or licenses could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

3.11         Reserved.

3.12         Investment Company. The Company is not an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended (an “Investment Company”), and the rules and regulations of the SEC thereunder and immediately following the use of the proceeds from the aggregate purchase price to be paid by the Subscriber pursuant to this Agreement and the Subscription Agreement as currently contemplated by the Company, the Company will not be an Investment Company.

3.13         Brokers. Except as set forth on Schedule 3.13, neither the Company nor any of the Company’s officers, directors, employees or stockholders has employed or engaged any broker or finder in connection with the transactions contemplated by this Agreement and no fee or other compensation is or will be due and owing to any broker, finder, underwriter, placement agent or similar person in connection with the transactions contemplated by this Agreement. The Company is not party to any agreement, arrangement or understanding whereby any person has an exclusive right to raise funds and/or place or purchase any debt or equity securities for or on behalf of the Company.

3.14         Intellectual Property; Employees.

(a)          The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others as described in the SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Except as disclosed on Schedule 3.14 or the SEC Reports, there are no material outstanding options, licenses or agreements of any kind relating to the Intellectual Property Rights, nor is the Company bound by or a party to any material options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products. The Company has not received any written communications alleging that the Company has violated or, by conducting its business as presently proposed to be conducted, would violate any Intellectual Property Rights of any other person or entity. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          Except as disclosed in the SEC Reports, the Company is not aware that any of its executive officers is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with his or her duties to the Company or that would conflict with the Company’s business as presently conducted.

(c)          The Company is not aware that any of its executive officers intends to terminate his or her employment with the Company, nor does the Company have a present intention to terminate the employment of any executive officer.

(d)          Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as presently conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument between any employee and the Company.

3.15         Title to Real Property; Liens, Etc. Except as described in the SEC Reports, each of the Company and the Company’s subsidiary, Gold Acquisition Corp., a Nevada corporation (“GAC”) has record title to the unpatented mining claims (“Mining Claims”) and unpatented millsites (“Millsites”) it owns, and record title to its leasehold and subleasehold interests in real property (the “Leasehold Estates”), in each case subject to no Encumbrances, other than (a) the production royalties listed in Schedule 3.15, (b) Encumbrances resulting from taxes which have not yet become delinquent; and (c) Encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company; and (d) those that have otherwise arisen in the ordinary course of business, none of which are material; and, with respect to the Mining Claims and Millsites, subject to the paramount title of the United States of America and the statutory rights of third parties to use the surface of the Mining Claims and Millsites and to explore for and develop federal leasable minerals. Except as set forth in Schedule 3.15, each of the Company and GAC are in compliance with all material terms of each lease or sublease of real property to which it is a party or is otherwise bound. Nothing in this Section 3.15, however, shall be deemed to be a representation or a warranty that any of the Mining Claims contains a discovery of valuable minerals. The Company has good and marketable title to the personal property owned by it.

3.16         Obligations to Related Parties. Except as described in the SEC Reports including employment agreements filed on Form 8-K or in Schedule 3.16, there are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of salary or other compensation for services rendered including equity compensation, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). Except as disclosed in the SEC Reports or in Schedule 3.16, none of the officers or directors of the Company and, to the Company’s knowledge, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than as holders of equity and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.17         Material Changes. Except as set forth in Schedule 3.17, since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the subsequent SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to generally accepted accounting principles or required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or affiliate, except pursuant to existing Company equity incentive plans. The Company does not have pending before the SEC any request for confidential treatment of information.

3.18         Sarbanes-Oxley. The Company is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Material Adverse Effect.

3.19         No General Solicitation. None of the Company, its Subsidiaries, any of their affiliates, and any person acting on their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Shares.

3.20         No Integrated Offering. Assuming the accuracy of the Subscriber representations and warranties set forth in Article I hereunder, none of the Company, its Subsidiaries, any of their affiliates, and any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Shares under the Securities Act or that is likely to cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. Except as disclosed in the SEC Reports, none of the Company, its Subsidiaries, their affiliates and any person acting on their behalf, have taken any action or steps referred to in the preceding sentence that would require registration of any of the Shares under the Securities Act or cause the offering of the Shares to be integrated with other offerings.

3.21         Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Charter Documents or the laws of its state of incorporation that is or could become applicable to the Subscriber as a result of the Subscriber and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the Company’s issuance of the Shares and the Subscriber’s ownership of the Shares.

3.22         Taxes. Each of the Company and its Subsidiaries has filed all U.S. federal, state, local and foreign tax returns which are required to be filed by each of them and all such returns are true and correct in all material respects, except for such failures to file which could not reasonably be expected to have a Material Adverse Effect. The Company and each Subsidiary has paid all taxes pursuant to such returns or pursuant to any assessments received by any of them or by which any of them are obligated to withhold from amounts owing to any employee, creditor or third party except where not reasonably expected to have a Material Adverse Effect. The Company and each Subsidiary has properly accrued all taxes required to be accrued and/or paid, except where the failure to accrue would not have a Material Adverse Effect. To the knowledge of the Company, the tax returns of the Company and its Subsidiaries are not currently being audited by any state, local or federal authorities. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to any tax assessment or deficiency. The Company has set aside on its books adequate provision for the payment of any unpaid taxes except where not reasonably expected to have a Material Adverse Effect.

3.23         Registration Rights. Except as set forth on Schedule 3.23, no person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

3.24         Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from the OTCQB to the effect that the Company is not in compliance with the rules or regulations of the OTCQB. To the Company’s knowledge it is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such rules and regulations of the OTCQB.

3.25         Disclosure. Except with respect to the material terms and conditions of the Offering, the Company confirms that neither it nor, to the Company’s knowledge, any other person acting on its behalf has provided the Subscriber or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Subscriber will rely on the foregoing representation in purchasing the Shares. All disclosure in the Transaction Documents is true and correct when considered in the aggregate and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole together with the SEC Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements, in light of the circumstances under which they were made and when made, not misleading.

3.26        Private Placement. Assuming the accuracy of the Subscriber’s representations and warranties set forth in Article II, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Subscriber as contemplated hereby.

3.27        DTC Status. To the Company’s knowledge, the Company’s transfer agent (the “Transfer Agent”) is a limited participant of the Depository Trust Company and a full FAST transfer agent in the Depository Trust Company Automated Securities Transfer Program. The Company’s Common Stock is currently eligible for transfer pursuant to the Depository Trust Company Automated Securities Transfer Program.

3.28        OFAC. Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee, affiliate or person acting on its behalf, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Shares, or lend, contribute or otherwise make available such proceeds to any joint venture partner or other person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any person currently subject to any U.S. sanctions.

3.29        Bad Actor Disqualification

(a)          No Disqualification Events. With respect to Shares to be offered and sold hereunder in reliance on Rule 506 under the Securities Act (“Regulation D Securities”), to the knowledge of the Company, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Subscriber a copy of any disclosures provided thereunder.

(b)          Other Covered Persons. The Company is not aware of any person that (i) has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Shares and (ii) who is subject to a Disqualification Event.

(c)          Notice of Disqualification Events. The Company will notify the Subscriber in writing of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person, prior to any Closing of this Offering.

IV.         TERMS OF SUBSCRIPTION

4.1           Certificates representing the Shares purchased by the Subscriber pursuant to this Agreement will be prepared for delivery to the Subscriber as soon as practicable following the Closing (but in no event later than five (5) days after the Closing) at which such purchase takes place. The Subscriber hereby authorizes and directs the Company to deliver the certificates representing the Shares purchased by the Subscriber pursuant to this Agreement directly to the Subscriber’s address indicated on the signature page hereto.

V.	CONDITIONS TO OBLIGATIONS OF THE SUBSCRIBER

5.1           The Subscriber’s obligation to purchase the Shares at the Closing at which such purchase is to be consummated is subject to the fulfillment on or prior to such Closing of the following conditions, which conditions may be waived at the option of each Subscriber to the extent permitted by law:

(a)          Representations and Warranties; Covenants. The representations and warranties made by the Company in Section 3 hereof qualified as to materiality shall be true and correct as of the Initial Closing and on each Closing Date, except (i) to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and, (ii) the representations and warranties made by the Company in Section 3 hereof not qualified as to materiality shall be true and correct in all material respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date; provided however, that notwithstanding the foregoing, the Company shall only be required to update the Disclosure Schedules by the delivery to the Subscriber by the Company of an amended Disclosure Schedule with respect to any information that is of a material nature as of such proposed Closing Date. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the date of such Closing shall have been performed or complied with in all material respects.

(b)          No Legal Order Pending. There shall not then be in effect any legal or other order enjoining or restraining the transactions contemplated by this Agreement.

(c)          No Law Prohibiting or Restricting Such Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale or requiring any consent or approval of any person, which shall not have been obtained, to issue the Shares (except as otherwise provided in this Agreement).

(d)          Required Consents. The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Shares and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(e)          Adverse Changes. Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably could have or result in a Material Adverse Effect.

(f)          No Suspensions of Trading in Common Stock. Trading in the Common Stock shall not have been suspended by the SEC or by the OTCQB (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Common Stock shall have been at all times since such date quoted on the OTCQB.

(g)          Blue Sky. The Company shall have completed qualification for the Shares under applicable Blue Sky laws.

(h)          Legal Opinion. The Company’s corporate counsel shall have delivered a legal opinion addressed to the Subscriber in a form reasonably acceptable to the Subscriber.

(i)          Proceedings and Litigation. No action, suit or proceeding shall have been commenced by any Person against any party hereto seeking to restrain or delay the purchase and sale of the Shares or the other transactions contemplated by this Agreement or any of the other Transaction Documents.

(j)          Disclosure Schedules. The Company shall have delivered a copy of its Disclosure Schedules (or delivered a copy of its amended Disclosure Schedules pursuant to Section 5.1(a)).

VI.         COVENANTS OF THE COMPANY

6.1          Transfer Restrictions.

(a)          The Shares may only be disposed of in compliance with state and United States federal securities laws and applicable Canadian securities laws. In connection with any transfer of Shares other than pursuant to an effective registration statement or Rule 144 promulgated under the Securities Act, to the Company or to an affiliate of a Subscriber, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement, and shall have the rights of a Subscriber under this Agreement. In addition to the foregoing, the Subscriber agrees and understands that (i) the Company is not a “reporting issuer” (as such term is defined under applicable Canadian securities laws) in any province or territory of Canada, (ii) the distribution of the Shares to the Subscriber is being made on a private placement basis only and is exempt from the requirement that the Company prepare and file a prospectus with the Canadian securities regulatory authorities, (iii) any resale or transfer of the Shares must be made in accordance with applicable Canadian securities laws, which may require resales or transfers to be made in accordance with exemptions from the prospectus requirements of Canadian securities laws, pursuant to a discretionary exemption therefrom or in a transaction not otherwise subject to such requirements (which Canadian resale restrictions may in some circumstances apply to resales of the Shares made outside of Canada). The Subscriber agrees to comply with applicable Canadian securities laws in connection with any resale or transfer of the Shares. If requested by the Company in connection with any resale or transfer of the Shares, the Subscriber will provide such evidence, which may include an opinion of Canadian legal counsel, that is satisfactory to the Company confirming that such resale or transfer complies with the requirements of Canadian securities laws.

(b)          The Subscriber agrees to the imprinting of a legend on the Shares substantially in the following form until the Shares have been transferred pursuant to a registration statement under the Securities Act that has been declared effective or an exemption thereunder:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED PURSUANT TO AN OCTOBER 2014 PRIVATE PLACEMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES OR “BLUE SKY LAWS,” AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED, DIRECTLY OR INDIRECTLY, EXCEPT: (A) TO THE COMPANY, (B) PURSUANT TO AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT; (C) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, AND IN ACCORDANCE WITH ANY LOCAL LAWS AND REGULATIONS, (D) IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND IN THE CASE OF (C), (D) OR (E) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OF RECOGNIZED STANDING, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, TO SUCH EFFECT. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”

The above legend may be removed by delivery to the registrar and transfer agent for the Shares and to the Company of an opinion of counsel, of recognized standing reasonably satisfactory to the Company, that such legend is no longer required under the applicable requirements of the Securities Act.

In addition to the foregoing legend, the following legend (the “Canadian Legend”) shall also be placed on each certificate issued to Subscriber, in form substantially similar to the following:

“CANADIAN LEGEND: UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) [INSERT THE DISTRIBUTION DATE] AND (II) THE DATE THE COMPANY BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.”

(c)          Certificates evidencing the Shares shall not contain any legend (including the legend set forth in Section 6.1(b) hereof, other than the Canadian legend): (i) following any sale of such Shares pursuant to an effective registration statement covering the resale of such security under the Securities Act, or (ii) following any sale of such Shares pursuant to Rule 144, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). The Company shall cause its counsel, at the Company’s expense, to issue a legal opinion to the Company’s transfer agent promptly if required by the Company’s transfer agent to effect the removal of the legend if one of the preceding events has occurred and as permitted by law. In order to remove the Canadian Legend from the certificates evidencing the Shares, the Company may require such evidence from the Subscriber, which may include an opinion of Canadian legal counsel, that is satisfactory to the Company confirming that the Canadian Legend is no longer required to be affixed to the certificates evidencing the Shares.

6.2           Listing of Shares. The Company agrees, (i) if the Company applies to have the Common Stock traded on any other trading market, it will include in such application the Shares, and will take such other action as is necessary or desirable to cause the Shares to be listed on such other trading market as promptly as possible, and (ii) it will take all action reasonably necessary to continue the listing and trading of its Common Stock on a trading market and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the trading market.

6.3           Omitted

6.4           Replacement of Certificates. If any certificate or instrument evidencing any of the Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement securities. If a replacement certificate or instrument evidencing any securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

6.5           Omitted

6.6           Securities Laws; Publicity. The Company shall, by 8:30 a.m. (New York City time) on the fourth trading day immediately following a Closing hereunder, issue a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and including the Transaction Documents as exhibits thereto to the extent required by law. The Company shall not publicly disclose the name of Subscriber, or include the name of any Subscriber in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of Subscriber, except: (a) as required by federal securities law in connection with the filing of final Transaction Documents (including signature pages thereto) with the SEC and (b) to the extent such disclosure is required by law, in which case the Company shall provide the Subscriber with prior notice of such disclosure permitted under this clause (b).

6.7           Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Shares if required under Regulation D promulgated under the Securities Act and to provide a copy thereof, promptly upon request of the Subscriber. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Shares for, sale to the Subscriber at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Subscriber.

6.8           Omitted

6.9           Indemnification. The Company agrees to indemnify and hold harmless the Subscriber, its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the “Indemnified Parties”) from and against , any and all loss, liability, damage or deficiency suffered or incurred by any Indemnified Party by reason of any misrepresentation or breach of warranty by the Company made in this Agreement or, after any applicable notice and/or cure periods, nonfulfillment of any covenant or agreement to be performed or complied with by the Company under this Agreement or other Transaction Documents; and will promptly reimburse the Indemnified Parties for all expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any of the foregoing, or any action or proceeding arising therefrom (collectively, “Proceedings”), whether or not such Indemnified Party is a formal party to any such Proceeding (unless such action is based upon a breach of such Subscriber’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Subscriber may have with any such stockholder or any violations by such  Subscriber of state or federal securities laws or any conduct by such Subscriber which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Subscriber in respect of which indemnity may be sought pursuant to this Agreement, such Subscriber shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Subscriber. Any Subscriber shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Subscriber except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Subscriber, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Subscriber under this Agreement (y) for any settlement by a Subscriber effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Subscriber’s breach of its representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Subscriber may have with any such stockholder or any violations by such Subscriber of state or federal securities laws or any conduct by such Subscriber which constitutes fraud, gross negligence, willful misconduct or malfeasance. The indemnification required by this Section 6.9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Subscriber against the Company or others and any liabilities the Company may be subject to pursuant to law.

(a)          If for any reason (other than a final non-appealable judgment finding any Indemnified Party liable for losses, claims, damages, liabilities or expenses for its gross negligence or willful misconduct) the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company shall contribute to the amount paid or payable by an Indemnified Party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Advisor on the other, but also the relative fault by the Company and the Indemnified Party, as well as any relevant equitable considerations.

6.10         Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it, nor any other person acting on its behalf, will provide Subscriber or its agents or counsel with any information that the Company believes constitutes material non-public information. The Company understands and confirms that Subscriber shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

VII.         MISCELLANEOUS

7.1           Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile with receipt confirmed at or prior to 5:30 p.m. (New York City time) on a day in which the New York Stock Exchange is open for trading (a “Trading Day”), (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile with receipt confirmed on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date sent by U.S. nationally recognized overnight courier service or (d) upon delivery to or actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be addressed as follows:

if to the Company, to it at:

Pershing Gold Corporation
1658 Cole Boulevard
Building 6, Suite 200
Lakewood, Colorado 80401
Attn: Stephen Alfers, President & CEO
Fax No.: (720) 974-7249

With a copy to (which shall not constitute notice):

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Attn: Deborah Friedman, Esq.
Fax No.: 303-892-1379

if to the Subscriber, to the Subscriber’s address indicated on the signature page of this Agreement.

With a copy to (which shall not constitute notice):

[Insert Name and Address]

7.2           Except as otherwise provided herein, this Agreement shall not be changed, modified or amended except by a writing signed by the parties hereto. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

7.3           This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Subscriber (other than by merger). Subscriber may assign any or all of its rights under this Agreement to any person to whom Subscriber assigns or transfers any Shares in accordance with applicable law, provided that such transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions of the Transaction Documents.

7.4           The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

7.5           Upon the execution and delivery of this Agreement by the Subscriber and the Company, this Agreement shall become a binding obligation of the Subscriber with respect to the purchase of Shares as herein provided.

7.6           All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

7.7           The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provisions shall be deemed dependent upon any other covenant or provision unless so expressed herein.

7.8           It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

7.9           The Company and Subscriber agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate and as permitted by law to carry out the purposes and intent of this Agreement.

7.10         This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.11         Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to this Agreement.

7.12         In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Subscriber and the Company will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.13         The Company further understands and acknowledges that (i) Subscriber may engage in hedging activities at various times during the period that the Shares are outstanding, and (ii) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging activities are being conducted.  The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

7.14         In order to discourage frivolous claims the parties agree that unless a claimant in any proceeding arising out of this Agreement succeeds in establishing his claim and recovering a judgment against another party (regardless of whether such claimant succeeds against one of the other parties to the action), then the other party shall be entitled to recover from such claimant all of its/their reasonable legal costs and expenses relating to such proceeding and/or incurred in preparation therefor.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

PERSHING GOLD CORPORATION

By:
Name:
Title:

Address: 1658 Cole Boulevard
Building 6, Suite 200
Lakewood, Colorado 80401
Attn: Stephen Alfers, President & CEO

SUBSCRIBER:

[Subscriber Name]

By:
Name:
Title:

Address:

[Subscriber Address]

EXHIBIT A

SUBSCRIBER

Name of Subscriber	Shares	Total Purchase Price

A-1

Exhibit 10.3

PERSHING GOLD CORPORATION

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”), dated as of October 15, 2014, is made by and between Pershing Gold Corporation, a Nevada corporation (the “Company”) and the undersigned investor (the “Investor”).

RECITALS

WHEREAS, in connection with that certain Subscription Agreement of even date herewith by and between the Company and the Investor (the “Subscription Agreement”) and that certain Share Purchase Agreement of even date herewith by and between the Company and the Investor (the “Purchase Agreement”), the Investor purchased from the Company __________ shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (“Common Stock”).

WHEREAS, to induce the Investor to purchase the Shares, the Company has agreed to grant the Investor certain rights with respect to registration of Registrable Securities under the Securities Act pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, the Company and the Investor hereby covenant and agree as follows:

1.          Recitals. The recitals set forth above are true and correct and are incorporated herein by reference.

2.          Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Agreement” shall have the meaning set forth in the Preamble hereof.

“Automatic Registration Statement” shall have the meaning set forth in Section 3(a) of this Agreement.

“Canadian Legend” shall have the meaning set forth in the Share Purchase Agreement.

“Closing Date” means the date on which the Investor purchased the Shares from the Company.

“Commission” shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” shall have the meaning set forth in the Preamble hereof.

“Company” shall have the meaning set forth in the Preamble hereof.

“Effectiveness Date” shall mean that date which is sixty (60) days following the Filing Date (in case of a no SEC review) or one hundred thirty-five (135) days following the Filing Date (in the case of an SEC review).

“Delay Period” shall have the meaning set forth in Section 3(b) of this Agreement.

“Effectiveness Period” shall have the meaning set forth in Section 3(a) of this Agreement.

“End of Suspension Notice” shall have the meaning set forth in Section 3(c) of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Filing Date” shall mean with respect to the Automatic Registration Statement required hereunder, that date which is forty-five (45) days following the Closing Date and, with respect to any additional Registration Statements which may be required herein, the earliest practical date on which the Company is permitted by SEC Guidance to file such additional Registration Statement related to the Registrable Securities.

“Investor” shall have the meaning set forth in the Preamble hereof.

“Piggyback Registration” shall have the meaning set forth in Section 4(a) of this Agreement.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated by the Commission pursuant to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Purchase Agreement” shall have the meaning set forth in the Preamble hereof.

“Register,” “registered” and “registration” each shall refer to a registration of the Registrable Securities effected by preparing and filing a Registration Statement or statements or similar documents in compliance with the Securities Act and the declaration or ordering of effectiveness of such Registration Statement or document by the Commission.

“Registrable Securities” shall mean (a) all Shares, and (b) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing provided, however, that any such Registrable Securities shall cease to be Registrable Securities (i) when subject to an effective Registration Statement under the Securities Act as provided for hereunder for so long as that Registration Statement remains effective, (ii) upon any sale pursuant to a Registration Statement or Rule 144 under the Securities Act or (iii) at such time such securities become eligible for resale without current public information pursuant to Rule 144(c).

“Registration Statement” means any registration statement required to be filed hereunder pursuant to Sections 3 or 4 and any additional registration statements contemplated herein, including (in each case) the Prospectus, amendments and supplements to any such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in any such registration statement.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“SEC Guidance” means (i) any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff and (ii) the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Stockholder Questionnaire” shall have the meaning set forth in Section 5(a) of this Agreement.

“Shares” shall have the meaning set forth in the Preamble hereof.

“Subscription Agreement” shall have the meaning set forth in the Preamble hereof.

“Suspension Event” shall have the meaning set forth in Section 3(c) of this Agreement.

“Suspension Notice” shall have the meaning set forth in Section 3(c) of this Agreement.

Capitalized terms used but not defined herein shall have the meanings set forth in the Subscription Agreement.

3.             Automatic Registration.

(a)          On or prior to the Filing Date, the Company shall prepare and file with the Commission a registration statement (the “Automatic Registration Statement”) covering the resale of all of the Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415. The Automatic Registration Statement required hereunder shall be on Form S-1 or Form S-3, as applicable, and shall contain substantially the “Plan of Distribution” attached hereto as Annex A.  Subject to the terms of this Agreement, the Company shall use its reasonable best efforts to cause the Automatic Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event not later than the Effectiveness Date, and shall use its best efforts to keep the Automatic Registration Statement continuously effective under the Securities Act until the earlier of (i) the date when all Registrable Securities covered by the Registration Statement have been sold thereunder or pursuant to Rule 144 or (ii) the date when all Registrable Securities covered by the Registration Statement may be sold by non-affiliates of the Company without current public information pursuant to Rule 144(c) (the “Effectiveness Period”). The maximum amount of Registrable Securities that may be included in the Automatic Registration Statement at any one time shall be limited by Rule 415 as required by the Commission. In the event that there is a limitation by the Commission on the number of Registrable Securities that may be included for registration at one time, the Company shall promptly so advise the Investor and use its best efforts to file an additional Automatic Registration Statement covering such ineligible Registrable Securities, on a pro-rata basis, within 30 days of the date such securities become eligible and cause such Automatic Registration Statement to be declared effective by the Commission as soon as reasonably practicable.

(b)          Notwithstanding anything to the contrary set forth herein, the Company shall have the right to delay the filing of any such Registration Statement for a period not in excess of 60 consecutive days and no more than 90 days in any consecutive 12-month period (a “Delay Period”), if the Company is pursuing a public offering of securities and the underwriter recommends a Delay Period.

(c)          In the case of an event that causes the Company to suspend the use of a Registration Statement (a “Suspension Event”), the Company shall give written notice (a “Suspension Notice”) to the Investor to suspend sales of the Registrable Securities included in the Registration Statement and such notice shall continue only for so long as the Suspension Event or its effect is continuing. The Investor shall not effect any sales of the Registrable Securities pursuant to such Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below) with respect to such Registration Statement. The Investor may recommence effecting sales of the Registrable Securities pursuant to such Registration Statement (or such filings) following further notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to the Investors in the manner described above promptly following the conclusion of any Suspension Event and its effect.

(d)          If: (i) the Automatic Registration Statement is not filed on or prior to its Filing Date (if the Company files the Automatic Registration Statement without affording the Holders the opportunity to review and comment on the same as required by Section 5(a) herein, the Company shall be deemed to have not satisfied this clause (i)), or (ii) a Registration Statement registering for resale all of the Registrable Securities is not declared effective by the Commission within one hundred and thirty-five (135) days following the Filing Date (unless the reason for such non-registration of all or any portion of the Registrable Securities is as a result of SEC Guidance under Rule 415 or similar rule which limits the number of Registrable Securities which may be included in a registration statement with respect to the Holders), (any such failure or breach being referred to as an “Event”, and the Filing Date or the one hundred thirty-fifth day following the Filing Date with respect to which such failure or breach occurred being referred to as an “Event Date”), then, in addition to any other rights the Investors may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Investor $50,000.00, as partial liquidated damages and not as a penalty, The parties agree that the maximum aggregate liquidated damages payable to an Investor under this Agreement shall be $300,000.00.  If the Company fails to pay any partial liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Investor, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an Event. Notwithstanding the foregoing, no payments shall be owed (i) to any affiliate of the Company, (ii) with respect to any period during which all of the holder’s Registrable Shares may be sold by such holder under Rule 144 without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, or (iii) in circumstances described in Sections 3(c).

4.             Piggyback Registrations.

(a)          With respect to any Registrable Securities not otherwise included in the Automatic Registration Statement or any other Registration Statement as a result of any limitation imposed by the Commission under Rule 415 (the “Excluded Registrable Securities”), whenever the Company proposes to register (including, for this purpose, a registration effected by the Company for other shareholders) any of its securities under the Securities Act (other than pursuant to (i) an Automatic Registration pursuant to Section 3 hereof or (ii) registration pursuant to a registration statement on Form S-4 or S-8 or any successor forms thereto), and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company will give written notice to the holder of Excluded Registrable Securities of its intention to effect such a registration and will, subject to the provisions of Subsection 4(b) hereof, include in such registration all Excluded Registrable Securities with respect to which the Company has received a written request for inclusion therein within twenty (20) days after the receipt of the Company’s notice.

(b)          If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company will, if permitted by all applicable agreements, include in such registration a pro rata share of Excluded Registrable Securities requested to be included in such Registration Statement as calculated by dividing the number of Excluded Registrable Securities requested to be included in such Registration Statement by the number of the Company’s securities requested to be included in such Registration Statement by all selling security holders. In such event, the holder of Excluded Registrable Securities shall continue to have registration rights under this Agreement with respect to any Excluded Registrable Securities not so included in such Registration Statement.

(c)          Notwithstanding the foregoing, if, at any time after giving a notice of Piggyback Registration and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each record holder of Excluded Registrable Securities and, following such notice, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Excluded Registrable Securities in connection with such registration, and (ii) in the case of determination to delay registering, shall be permitted to delay registering any Excluded Registrable Securities for the same period as the delay in registering such other securities.

5.             Registration Procedures. If and whenever the Company is required to effect the registration of any Registrable Securities pursuant to this Agreement, the Company will:

(a)          not less than four (4) trading days prior to the filing of each Registration Statement and not less than one (1) trading day prior to the filing of any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), and subject, if appropriate, to the relevant parties’ entry into a customary agreement to maintain the confidentiality of any non-public information provided (a “Confidentiality Agreement”) or the Company may excise any information which would constitute material non-public information regarding the Company, the Company shall (i) furnish to one counsel on behalf of all sellers of Registrable Securities copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of such sellers, and (ii) cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of counsel to the sellers of Registrable Securities, to conduct a reasonable investigation within the meaning of the Securities Act. Notwithstanding the above, the Company shall not be obligated to provide each seller of Registrable Securities advance copies of any universal shelf registration statement registering securities in addition to those required hereunder, or any Prospectus prepared thereto.

(b)          prepare and file with the Commission the Registration Statement with respect to such Registrable Securities and use its best efforts to cause such Registration Statement to become effective in an expeditious manner;

(c)          (i) prepare and file with the Commission such amendments, including post-effective amendments, to a Registration Statement and the Prospectus used in connection therewith as may be necessary to keep a Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period, (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424, (iii) respond as promptly as reasonably possible to any comments received from the Commission with respect to a Registration Statement or any amendment thereto and provide as promptly as reasonably possible to one counsel for all sellers of Registrable Securities true and complete copies of all correspondence from and to the Commission relating to a Registration Statement (provided that, the Company may either obtain a Confidentiality Agreement from Investors or excise any information contained therein which would constitute material non-public information regarding the Company), and (iv) comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act, with respect to the disposition of all Registrable Securities covered by a Registration Statement during the applicable period in accordance (subject to the terms of this Agreement) with the intended methods of disposition by each seller of Registrable Securities thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented.

(d)          if during the Effectiveness Period the number of Registrable Securities at any time exceeds 100% of the number of shares of Common Stock then registered in a Registration Statement, then the Company shall file as soon as reasonably practicable, but in any case prior to the applicable Filing Date, an additional Registration Statement covering the resale by the Investor of not less than the number of such Registrable Securities.

(e)          furnish to each seller of Registrable Securities and to each underwriter such number of copies of the Registration Statement and the Prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the intended disposition of the Registrable Securities covered by such Registration Statement;

(f)          use its commercially reasonable efforts (i) to register or qualify the Registrable Securities covered by such Registration Statement under the state securities or “blue sky” laws of such jurisdictions as the sellers of Registrable Securities or, in the case of an underwritten public offering, the managing underwriter, reasonably shall request, (ii) to prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements, and take such other actions, as may be necessary to maintain such registration and qualification in effect at all times for the period of distribution contemplated thereby and (iii) to take such further action as may be necessary or advisable to enable the disposition of the Registrable Securities in such jurisdictions, provided, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(g)          use its commercially reasonable efforts to list the Registrable Securities covered by such Registration Statement with any securities exchange on which the Common Stock of the Company is then listed;

(h)          immediately notify each seller of Registrable Securities and each underwriter under such Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the Prospectus contained in such Registration Statement, as then in effect, includes any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and promptly amend or supplement such Registration Statement to correct any such untrue statement or omission;

(i)          promptly notify each seller of Registrable Securities of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose and make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible time;

(j)          if the offering is an underwritten offering, enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are usual and customary in the securities business for such an arrangement between such underwriter and companies of the Company’s size and investment stature, including, without limitation, customary indemnification and contribution provisions;

(k)          if the offering is an underwritten offering, at the request of any Investor, furnish to such Investor on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such offering: (i) a copy of an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, stating that such Registration Statement has become effective under the Securities Act and that (A) to the knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (B) the Registration Statement, the related Prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Securities Act (except that such counsel need not express any opinion as to financial statements or other financial, statistical or technical information, including without limitation information regarding mineral reserves, mineralized material or resources, contained therein) and (C) to such other effects as reasonably may be requested by counsel for the underwriters; and (ii) a copy of a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters, stating that they are independent registered public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the Registration Statement or the Prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request;

(l)          take all actions reasonably necessary to facilitate the timely preparation and delivery of certificates (not bearing any legend (other than the Canadian Legend) restricting the sale or transfer of such securities) representing the Registrable Securities sold pursuant to the Registration Statement and to enable such certificates to be in such denominations and registered in such names as each Investor or any underwriters may reasonably request; and

(m)          take all other reasonable actions necessary to expedite and facilitate the registration of the Registrable Securities pursuant to the Registration Statement.

6.             Obligations of Investor. The Investor shall furnish to the Company such information regarding such Investor, the number of Registrable Securities owned and proposed to be sold by it, the intended method of disposition of such securities and any other information as shall be required to effect the registration of the Registrable Securities, and cooperate with the Company in preparing the Registration Statement and in complying with the requirements of the Securities Act. The Investor agrees to furnish to the Company a completed questionnaire in the form attached to this Agreement as Annex B (a “Selling Stockholder Questionnaire”) on a date that is not less than three trading days prior to the Filing.

7.             Expenses.

(a)          All expenses incurred by the Company in complying with Sections 3, 4 and 5 including, without limitation, all registration and filing fees (including the fees of the Commission and any other regulatory body with which the Company is required to file), printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, and fees of transfer agents and registrars are called “Registration Expenses.” All underwriting discounts and selling commissions applicable to the sale of Registrable Securities are called “Selling Expenses.”

(b)          The Company will pay all Registration Expenses in connection with any Registration Statement filed hereunder, and the Selling Expenses in connection with each such Registration Statement shall be borne by the participating sellers in proportion to the number of Registrable Securities sold by each or as they may otherwise agree.

(c)          Notwithstanding anything herein to the contrary, at the request of any Investor, the Company shall employ its counsel at the Company’s expense to promptly prepare any and all legal opinions necessary for the prompt removal of restrictive legends (other than the Canadian Legend) from certificates representing Registrable Securities as, when and to the extent such legends may be removed in compliance with the Securities Act and/or Rule 144.

8.             Indemnification and Contribution.

(a)          In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to the terms of this Agreement, the Company will indemnify and hold harmless and pay and reimburse, the Investor thereunder, each underwriter of such Registrable Securities thereunder and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which such Investor, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act pursuant hereto or any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation of the Securities Act or any state securities or “blue sky” laws and will reimburse each such Investor, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon the Company’s reliance on an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such seller, any such underwriter or any such controlling person in writing specifically for use in such Registration Statement or prospectus.

(b)          In the event of a registration of any of the Registrable Securities under the Securities Act pursuant hereto, each seller of such Registrable Securities thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the Registration Statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon reliance on any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Securities were registered under the Securities Act pursuant hereto or any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such Registration Statement or prospectus; and provided, further, that the liability of each seller hereunder shall be limited to the proceeds received by such seller from the sale of Registrable Securities covered by such Registration Statement. Notwithstanding the foregoing, the indemnity provided in this Section 8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if such settlement is effected without the consent of such indemnified party and provided further, that the Company shall not be liable in any such case pursuant to this Section 8 to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in such Registration Statement, which untrue statement or alleged untrue statement or omission or alleged omission is completely corrected in an amendment or supplement to the Registration Statement and the undersigned indemnitees thereafter fail to deliver or cause to be delivered such Registration Statement as so amended or supplemented prior to or concurrently with the sale of the Registrable Securities to the person asserting such loss, claim, damage or liability (or actions in respect thereof) or expense after the Company has furnished the undersigned with the same.

(c)          Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 8 and shall only relieve it from any liability which it may have to such indemnified party under this Section 8 if and to the extent the indemnifying party is materially prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded based upon written advice of its counsel that there may be reasonable defenses available to it that are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

(d)          In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Registrable Securities exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 8; then, and in each such case, the Company and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by the Registration Statement bears to the public offering price of all securities offered by such Registration Statement, and the Company is responsible for the remaining portion; provided, that, in any such case, (A) no such holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered by it pursuant to such Registration Statement and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 12(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

9.             Changes in Capital Stock. If, and as often as, there is any change in the capital stock of the Company by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue as so changed.

10.           Representations and Warranties of the Company. The Company represents and warrants to the Investor as follows:

(a)          The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of the Company or any provision of any indenture, agreement or other instrument to which it or any or its properties or assets is bound, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or its subsidiaries.

(b)          This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to any applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally and to general equitable principles and the availability of specific performance.

11.           Rule 144 Requirements. The Company agrees to:

(a)          for so long as the Investor owns Shares or any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing make and keep current public information about the Company available, as those terms are understood and defined in Rule 144 under the Securities Act and timely make all filings with the Commission as necessary to maintain the availability of Rule 144 to the extent required by the provisions of Rule 144(i);

(b)          use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

(c)          as long as Investor owns Registrable Securities, if the Company is not required to file reports pursuant to the Exchange Act, prepare and furnish to Investor and make publicly available in accordance with Rule 144(c) such information as is required for the Investor to sell the Registrable Securities under Rule 144;

(d)          furnish to any Investor upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration; and

(e)          use its commercially reasonable efforts to cause its counsel at the Company’s expense to promptly prepare any and all legal opinions necessary for the prompt removal of restrictive legends (other than the Canadian Legend) from certificates representing Registrable Securities as, when and to the extent such legends may be removed in compliance with the Securities Act and/or Rule 144.

12.           Termination. All of the Company’s obligations to register Registrable Shares under Sections 3, 4, and 5 hereof shall terminate upon the date on which the Investor holds no Registrable Securities or all of the Registrable Securities are eligible for resale without restrictions pursuant to Rule 144, as determined by counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the Investor.

13.           Miscellaneous.

(a)          All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including without limitation transferees of any Registrable Securities), whether so expressed or not.

(b)          All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified mail, return receipt requested, postage prepaid, addressed or sent by a nationally recognized overnight courier service: (i) if to the Company, at Pershing Gold Corporation, 1658 Cole Boulevard, Building 6, Suite 200, Lakewood, Colorado 80401, Attn: Stephen Alfers, President & CEO; and (ii) if to any holder of Registrable Securities, to such holder at such address as may have been furnished to the Company or its counsel in writing by such holder; or, in any case, at such other address or addresses as shall have been furnished, in writing to the Company or its counsel (in the case of a holder of Registrable Securities) or to the holders of Registrable Securities (in the case of the Company) in accordance with the provisions of this paragraph. Any notice or other communication or deliveries hereunder shall be deemed given and effective upon actual receipt by the party or at the address of the party to whom such notice is required to be given.

(c)          This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to principles of conflicts of laws. The Company and Investor (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waive any objection which the Company or Investor may have now or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consent to the jurisdiction of any such federal or state court in any such suit, action or proceeding. The Company and Investor further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding and agree that service of process upon the Company or Investor mailed by certified mail, return receipt requested, postage prepaid, to, in the case of the Company, the Company’s address, and in the case of the Investor, to the Investor’s address as set forth on the Company’s books and records, shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

(d)          In the event of a breach by the Company or by the Investor of any of their obligations under this Agreement, the Investor or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company and the Investor agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and each of them hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(e)          This Agreement may not be amended or modified without the written consent of the Company and the Investor.

(f)          Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof. No waiver shall be effective unless and until it is in writing and signed by the party granting the waiver.

(g)          This Agreement may be executed in two or more counterparts (including by facsimile or .pdf transmission) each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission or sent by electronic mail of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

(h)          If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

(i)          This Agreement constitutes the entire agreement between the Company and the Investor relative to the subject matter hereof and supersedes in its entirety any and all prior agreements, understandings and discussions with respect thereto.

(j)          The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

[Signature Page Follows]

Signature Page to the Registration Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

PERSHING GOLD CORP.

By:
Name:
Title:

INVESTOR

[Investor Name]

By:
Name:
Title:

Annex A

Form of

Plan of Distribution

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

A-1

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there currently is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without current public information pursuant to Rule 144(c), or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

A-2

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

A-3

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2014

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                                to                               .

Commission file number: 000-54710

Pershing Gold Corporation

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	26-0657736 (I.R.S. Employer Identification No.)

1658 Cole Boulevard Building 6, Suite 210 Lakewood, CO	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (720) 974-7254

(Former name, former address and former fiscal year, if changed since last report.)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒  No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). ☒ Yes  ☐ No.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

Applicable only to issuers involved in bankruptcy proceedings during the preceding five years:

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes ☐ No ☐

Applicable only to corporate issuers:

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date. As of November 10, 2014, there were 351,996,041 shares of common stock, par value $0.0001, outstanding.

PERSHING GOLD CORPORATION

2

ITEM 1 Financial Statements

PERSHING GOLD CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,444,318	$7,743,107
Restricted cash	2,250,000	2,250,000
Other receivables	7,164	17,276
Prepaid expenses and other current assets	351,370	582,278

Total Current Assets	13,052,852	10,592,661

NON - CURRENT ASSETS:
Property and equipment, net	6,635,876	6,450,640
Mineral rights	16,786,912	16,786,912
Reclamation bond deposit	25,000	25,000
Deposits	-	3,884

Total Non - Current Assets	23,447,788	23,266,436

Total Assets	$36,500,640	$33,859,097

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$654,455	$624,753
Note payable - current portion	23,973	23,036

Total Current Liabilities	678,428	647,789

LONG-TERM LIABILITIES:
Note payable - long term portion	23,596	36,474
Asset retirement obligation	813,983	-

Total Liabilities	1,516,007	684,263

Commitments and Contingencies

STOCKHOLDERS' EQUITY :
Preferred stock, $0.0001 par value; 50,000,000 authorized
Convertible Series A Preferred stock ($.0001 Par Value; 2,250,000 Shares Authorized; none issued and outstanding as of September 30, 2014 and December 31, 2013 )	-	-
Convertible Series B Preferred stock ($.0001 Par Value; 8,000,000 Shares Authorized; none issued and outstanding as of September 30, 2014 and December 31, 2013 )	-	-
Convertible Series C Preferred stock ($.0001 Par Value; 3,284,396 Shares Authorized; none issued and outstanding as of September 30, 2014 and December 31, 2013 )	-	-
Convertible Series D Preferred stock ($.0001 Par Value; 7,500,000 Shares Authorized; none issued and outstanding as of September 30, 2014 and December 31, 2013 )	-	-
Convertible Series E Preferred stock ($.0001 Par Value; 15,151 Shares Authorized; 9,425 and 11,185 issued and outstanding as of September 30, 2014 and December 31, 2013 , respectively)	1	1
Common stock ($.0001 Par Value; 500,000,000 Shares Authorized; 317,301,282 and 275,917,023 shares issued and 316,281,754 and 275,790,008 outstanding as of September 30, 2014 and December 31, 2013 , respectively)	31,730	27,592
Additional paid-in capital	146,117,373	133,201,209
Treasury stock, at cost, (1,019,528 and 127,015 shares as of September 30, 2014 and December 31, 2013, respectively )	(225,876)	(44,455)
Accumulated deficit	(110,938,595)	(100,009,513)

Total Stockholders' Equity	34,984,633	33,174,834

Total Liabilities and Stockholders' Equity	$36,500,640	$33,859,097

See accompanying notes to consolidated financial statements.

3

PERSHING GOLD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenues	$-	$-	$-	$-

Operating expenses:
Compensation and related taxes	826,203	1,615,926	3,171,286	4,689,581
Exploration cost	2,019,373	1,078,139	3,900,798	1,793,214
Consulting fees	215,807	477,311	868,858	1,259,924
General and administrative expenses	913,581	745,235	2,984,952	2,811,265

Total operating expenses	3,974,964	3,916,611	10,925,894	10,553,984

Loss from operations	(3,974,964)	(3,916,611)	(10,925,894)	(10,553,984)

OTHER INCOME (EXPENSES):
Warrant settlement expense	-	-	-	(45,484)
Realized gain - available for sale securities	-	-	-	1,656,333
Interest expense and other finance costs, net of interest income	(957)	(4,963)	(3,188)	(22,665)

Total other income (expenses) - net	(957)	(4,963)	(3,188)	1,588,184

Loss before provision for income taxes	(3,975,921)	(3,921,574)	(10,929,082)	(8,965,800)

Provision for income taxes	-	-	-	-

Net loss	$(3,975,921)	$(3,921,574)	$(10,929,082)	$(8,965,800)

Preferred deemed dividend	-	(4,101,659)	-	(4,101,659)

Net loss available to common stockholders	$(3,975,921)	$(8,023,233)	$(10,929,082)	$(13,067,459)

Net loss per common share, basic and diluted	$(0.01)	$(0.03)	$(0.04)	$(0.05)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and Diluted	313,227,134	273,292,023	290,457,315	272,236,712

See accompanying notes to consolidated financial statements.

4

PERSHING GOLD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30,
	2014	2013
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(10,929,082)	$(8,965,800)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	733,920	729,771
Realized gain - available for sale securities	-	(1,656,333)
Stock-based compensation	2,000,663	3,834,352

Changes in operating assets and liabilities:
Other receivables	10,112	77,364
Prepaid expenses - current portion and other current assets	234,792	143,346
Accounts payable and accrued expenses	34,608	(172,319)

NET CASH USED IN OPERATING ACTIVITIES	(7,914,987)	(6,009,619)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds received from the sale of marketable securities	-	1,656,333
Purchase of property and equipment	(105,173)	(23,898)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(105,173)	1,632,435

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock, net of issuance costs	10,919,639	-
Proceeds from sale of preferred stock, net of issuance costs	-	10,227,079
Purchase of treasury stock	(181,421)	-
Payments on notes payable	(16,847)	(17,277)
Distribution to former parent company	-	(15,066)

NET CASH PROVIDED BY FINANCING ACTIVITIES	10,721,371	10,194,736

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,701,211	5,817,552

CASH AND CASH EQUIVALENTS- beginning of period	7,743,107	3,218,191

CASH AND CASH EQUIVALENTS- end of period	$10,444,318	$9,035,743

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$3,188	$4,050
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Issuance of preferred stock in connection with the conversion of a promissory note and accrued interest into a current private placement	$-	$645,480
Increase in property and equipment as a result of recognition of asset retirement obligation	$813,983	$-

See accompanying notes to consolidated financial statements.

5

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

Pershing Gold Corporation (the “Company”), formerly named Sagebrush Gold Ltd., was incorporated under the laws of the State of Nevada on August 2, 2007. The Company is a gold and precious metals exploration company pursuing exploration and development opportunities primarily in Nevada. The Company is currently focused on exploration of its Relief Canyon properties in Pershing County in northwestern Nevada. None of the Company’s properties contain proven and probable reserves, and all of the Company’s activities on all of its properties are exploratory in nature.

A wholly-owned subsidiary, EXCX Funding Corp., a Nevada corporation was formed in January 2011 and held the note payable - related party, which was exchanged for the Company’s Series E Convertible Preferred Stock (“Series E Preferred Stock”) and warrants in August 2013 and was cancelled. On April 6, 2014 EXCX Funding Corp. was liquidated and dissolved.

On August 30, 2011, the Company, through its wholly-owned subsidiary, Gold Acquisition Corp. (“Gold Acquisition”), acquired the Relief Canyon Mine property (“Relief Canyon”) located in Pershing County, near Lovelock, Nevada, for an aggregate purchase price consisting of $12,000,000 cash and $8,000,000 in senior secured convertible promissory notes.

A wholly-owned subsidiary, Pershing Royalty Company, a Delaware corporation, was formed on May 17, 2012 to hold royalty interests in two gold exploration properties.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principles of consolidation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and present the consolidated financial statements of the Company as of September 30, 2014. All intercompany transactions and balances have been eliminated. All adjustments (consisting of normal recurring items) necessary to present fairly the Company’s financial position as of September 30, 2014, and the results of operations and cash flows for the nine months ended September 30, 2014 have been included. The results of operations for the nine months ended September 30, 2014 are not necessarily indicative of the results to be expected for the full year. The accounting policies and procedures employed in the preparation of these consolidated financial statements have been derived from the audited financial statements of the Company for the fiscal year ended December 31, 2013, which are contained in the Company’s Form 10-K as filed with the Securities and Exchange Commission (“SEC”) on March 26, 2014. The consolidated balance sheet as of December 31, 2013 contained herein, was derived from those financial statements.

Use of estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet, and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the useful life of property and equipment, amounts and timing of closure obligations, the assumptions used to calculate fair value of options and warrants granted, beneficial conversion on convertible notes payable and preferred stock, capitalized mineral rights, asset valuations, common stock issued for services, common stock issued for conversion of notes and common stock issued in connection with an acquisition.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with high credit quality financial institutions. The Company’s accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At September 30, 2014, the Company had bank balances exceeding the FDIC insurance limit on interest bearing accounts. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds deposits.

Restricted cash

Restricted cash consists of cash and investments which are held as collateral under a surface management surety bond issued on the Company’s behalf.

6

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Marketable securities

Marketable securities consist of the Company’s investment in publicly traded equity securities and are generally restricted for sale under Federal securities laws. The Company’s policy is to liquidate securities received when market conditions are favorable for sale. Since these securities are often restricted, the Company is unable to liquidate them until the restriction is removed. Marketable securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Pursuant to ASC Topic 320, “Investments — Debt and Equity Securities,” the Company’s marketable securities have a readily determinable and active quoted price, such as from NASDAQ, NYSE Euronext, the Over the Counter Bulletin Board, or the OTC Markets Group.

Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income and classified within interest and other income, net, in the accompanying consolidated statements of operations.

Available for sale securities are carried at fair value, with changes in unrealized gains or losses are recognized as an element of comprehensive income based on changes in the fair value of the security. Once liquidated, realized gains or losses on the sale of marketable securities available for sale are reflected in the net income (loss) for the period in which the security was liquidated.

Fair value of financial instruments

The Company adopted ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the FASB’s accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, prepaid expenses, accounts payable and accrued expenses approximate their estimated fair market values based on the short-term maturity of these instruments. The carrying amount of the note payable at September 30, 2014 approximates its respective fair value based on the Company’s incremental borrowing rate.

Prepaid expenses

Prepaid expenses of $351,370 and $582,278 at September 30, 2014 and December 31, 2013, respectively, consist primarily of costs paid for future services which will occur within a year. Prepaid expenses principally include prepayments for consulting and business advisory services, insurance premiums, drilling services, and mineral lease fees which are being amortized over the terms of their respective agreements.

7

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Mineral property acquisition and exploration costs

Costs of lease, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. The Company expenses all mineral exploration costs as incurred as it is still in the exploration stage. If the Company were to identify proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it would enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs are amortized using the units-of-production method over the estimated life of the proven and probable reserves. If in the future the Company has capitalized mineral properties, these properties will be periodically assessed for impairment.

To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all exploration costs are expensed. During the nine months ended September 30, 2014 and 2013, the Company incurred exploration cost of $3,900,798 and $1,793,214, respectively.

ASC 930-805, “Extractive Activities-Mining: Business Combinations” (“ASC 930-805”), states that mineral rights consist of the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Acquired mineral rights are considered tangible assets under ASC 930-805. ASC 930-805 requires that mineral rights be recognized at fair value as of the acquisition date. As a result, the direct costs to acquire mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with acquiring patented and unpatented mining claims.

ASC 930-805-30-1 and 30-2 provides that in fair valuing mineral rights, an acquirer should take into account both:

•           The value beyond proven and probable reserves (“VBPP”) to the extent that a market participant would include VBPP in determining the fair value of the assets.

•           The effects of anticipated fluctuations in the future market price of minerals in a manner that is consistent with the expectations of market participants.

Property and equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets, generally one to twenty five years.

Impairment of long-lived assets

The Company accounts for the impairment or disposal of long-lived assets according to the ASC 360 “Property, Plant and Equipment”. The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of long-lived assets, including mineral rights, may not be recoverable. Long-lived assets in the exploration stage are monitored for impairment based on factors such as the Company’s continued right to explore the area, exploration reports, assays, technical reports, drill results and the Company’s continued plans to fund exploration programs on the property, and whether sufficient work has been performed to indicate that the carrying amount of the mineral property cost carried forward as an asset will not be fully recovered. The tests for long-lived assets in the exploration stage are monitored for impairment based on factors such as current market value of the long-lived assets and results of exploration, future asset utilization, business climate, mineral prices and future undiscounted cash flows expected to result from the use of the related assets.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated future net undiscounted cash flows expected to be generated by the asset. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The Company did not record any charges for impairment of its long-lived assets at September 30, 2014 and December 31, 2013, respectively.

8

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Asset Retirement Obligations

Asset retirement obligations (“ARO”), consisting primarily of estimated mine reclamation and closure costs at the Company’s Relief Canyon property, are recognized in the period incurred and when a reasonable estimate can be made, and recorded as liabilities at fair value. Such obligations, which are initially estimated based on discounted cash flow estimates, are accreted to full value over time through charges to accretion expense. Corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s remaining useful life. Asset retirement obligations are periodically adjusted to reflect changes in the estimated present value resulting from revisions to the estimated timing or amount of reclamation and closure costs. The Company reviews and evaluates its asset retirement obligations annually or more frequently at interim periods if deemed necessary.

Income taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”) which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Position. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.  The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718, “Compensation — Stock Compensation”, which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, “Equity Based Payments to Non-employees”, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Treasury stock

Treasury stock is accounted for using the cost method, with the purchase price of the common stock recorded separately as a deduction from stockholders’ equity.

9

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Related party transactions

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal stockholders of the Company, its management, members of the immediate families of principal stockholders of the Company and its management and other parties that control or can significantly influence the management or operating policies of the Company. The Company discloses all related party transactions.

Recent accounting pronouncements

In July 2013, the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU 2013-11”). ASU 2013-11 provides guidance on the presentation of unrecognized tax benefits related to any disallowed portion of net operating loss carryforwards, similar tax losses, or tax credit carryforwards, if they exist. ASU 2013-11 is effective for fiscal years beginning after December 15, 2013. The adoption of ASU 2013-11 is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2014, the FASB issued ASU 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements”. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity. The amendments in ASU 2014-10 are effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods; however early adoption is permitted. The Company evaluated and adopted ASU 2014-10 for the interim reporting period ended September 30, 2014.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern.” The provisions of ASU No. 2014-15 require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company is currently assessing the impact of ASU No. 2014-15 on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 3 — MARKETABLE SECURITIES

In January 2013, the Company sold the remaining 1,513,333 shares of American Strategic Minerals Corp. common stock it owned in a private transaction and generated net proceeds of $151,333. Between February 2013 and May 2013, the Company sold 25,000,000 shares of Valor Gold Corp. common stock in private transactions and generated net proceeds of $1,505,000. The Company recorded a realized gain — available for sale securities of $0 and $1,656,333 during the nine months ended September 30, 2014 and 2013, respectively.

NOTE 4 — MINERAL PROPERTIES

Relief Canyon Properties

The Relief Canyon properties are located in Pershing County about 100 miles northeast of Reno, Nevada and at the southern end of the Humboldt Range. The Relief Canyon properties do not currently have any mineral reserves and all activities undertaken and currently proposed are exploratory in nature.

10

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

NOTE 4 — MINERAL PROPERTIES (continued)

Relief Canyon Mine

Through the Company’s wholly-owned subsidiary, Gold Acquisition, the Company owns 164 unpatented lode mining claims and 120 unpatented millsites at the Relief Canyon Mine property. The property includes the Relief Canyon Mine and gold processing facilities, currently in a care and maintenance status. The Relief Canyon Mine includes three open pit mines, heap leach pads comprised of six cells, two solution ponds and a cement block constructed adsorption desorption-recovery (ADR) solution processing circuit. The ADR type process plant consists of four carbon columns, acid wash system, stripping vessel, and electrolytic cells. The process facility was completed in 2008 by Firstgold Corp and produced gold until 2009 and is currently in care and maintenance status. The facilities are generally in good condition. Most of the Relief Canyon Mine property is burdened by a production royalty equal to 2% of net smelter returns payable to Battle Mountain Gold Exploration LLC (now owned by Royal Gold).

Pershing Pass Property

The Pershing Pass property consists of over 700 unpatented mining claims covering approximately 12,000 acres and a mining lease covering approximately 600 acres.  The Pershing Pass property also includes approximately 490 unpatented lode mining claims covering approximately 9,700 acres that the Company acquired from Silver Scott Mines in March 2012 and approximately 283 unpatented lode mining claims covering about 5,660 acres owned directly by a Victoria Gold Corp. subsidiary prior to our purchase. Victoria Gold has reserved a 2% net smelter return production royalty on the 221 claims that are located outside the area of interest related to the Newmont Leased property, discussed below.  The Pershing Pass property also includes 17 unpatented mining claims acquired from a third party in April 2012 subject to a 2% net smelter return royalty, 17 unpatented mining claims that the Company located in mid-2012, and approximately 635 acres of private lands that the Company leased in January 2013.

The primary term of the lease is ten years, which may be extended as long as mineral development work continues on the property. Production from the lease is subject to a 2% net smelter return royalty on all metals produced other than gold, and to a royalty on gold indexed to the gold price, ranging from 2% at gold prices of less than $500 per ounce to 3.5% at gold prices over $1,500 per ounce. Prior to one year after commercial production, the Company can repurchase up to 3% of the royalty on gold production at the rate of $600,000 for each 1%.

In September 2013, the Company entered into a lease agreement and purchase option with Wolf Pack Gold (Nevada) Corp for 19 unpatented mining claims (approximately 400 acres) in the Pershing Pass Property.  The lease grants the Company exclusive rights to conduct mineral exploration, development and mining and an exclusive option to purchase the claims. The primary term of the lease is ten years, which may be extended as long as mineral exploration, development, or mining work continues on the property. Production from the lease is subject to a 1% net smelter return royalty on precious metals and a 0.5% net smelter royalty on all other metals produced from the lease. Prior to production, and starting in September 2016, the Company is required to pay a $10,000 per year advance minimum royalty payment to Wolf Pack Gold. The advance minimum royalty remains at $10,000 per year until September 2023 and then increases to $12,500 per year.  The advance royalty payment increases to $15,000 per year in September 2028 and $20,000 per year in September 2033.  The advance minimum royalty payments are due on or before the anniversary dates of the lease agreement. If the Company decides to exercise the purchase option, which is exercisable at any time, it can acquire the 19 unpatented mining claims from Wolf Pack Gold for $250,000.

Newmont Leased Properties

On April 5, 2012, the Company purchased from Victoria Gold Corp. and Victoria Resources (US) Inc. their interest in approximately 13,300 acres of mining claims and private lands adjacent to the Company’s landholdings at the Relief Canyon Mine in Pershing County, Nevada. Victoria Gold has reserved a 2% net smelter return royalty from the production on 221 of the 283 unpatented mining claims that it owned directly.

Approximately 8,900 acres of the lands that the Company acquired from Victoria Gold Corporation are a leasehold interest comprised of unpatented mining claims and private lands subject to a 2006 Mineral Lease and Sublease with Newmont USA Ltd., which the Company refers to as the Newmont Leased property. The Newmont Leased property consists of 155 unpatented lode mining claims owned by Newmont comprising approximately 2,800 acres, approximately 4,900 acres of privately-owned fee minerals leased by Newmont from the owners, and 62 unpatented mining claims that were owned by Victoria within the Newmont Leased property and area of interest.

11

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

NOTE 4 — MINERAL PROPERTIES (continued)

In order to maintain the 2006 Minerals Lease and Sublease with Newmont, the Company was required to spend approximately $1.0 million in exploration expenses in 2013. The Company has satisfied this 2013 direct drilling work commitment. Starting in 2014, the Company is required to spend $0.5 million per year on exploration expenditures or pay Newmont rental payments of $10 per acre per year. The rental payments will escalate by 5% per year. The Company has also satisfied the 2014, 2015 and 2016 direct drilling work commitments. Under the current terms of the 2006 Minerals Lease and Sublease and commencing in 2014, the annual rent, if the Company elects not to or fails to incur at least $0.5 million in exploration expenditures, would be approximately $0.1 million. Because the Company has satisfied the direct drilling work commitment for 2014, 2015 and 2016, it will not incur annual rental payments in 2014, 2015 or 2016. The Company will be required to expend $0.5 million in additional direct drilling expenditures in 2017 in order to avoid the annual rental payment requirement.

Pursuant to the 2006 Minerals Lease and Sublease, the Company is subject to a 3% to 5% net smelter royalty tied to the gold price in the event Newmont elects not to pursue the Venture Option and quitclaims the claims and leased lands to the Company. The 5% net smelter royalty would apply if the monthly average gold price is equal to or greater than $400 per ounce. In addition, the Company is subject to a 2.5% net smelter returns royalty payable to the underlying lessor on approximately 800 acres of the Newmont Leased properties under the 1994 Mining Lease and a 3.5% net smelter returns royalty payable to the underlying lessor on approximately 495 acres of the Newmont Leased properties under the 1999 Mining Lease; these royalties would offset the Newmont royalty down to 2%.

General

The Company has posted a statewide bond with the United States Department of the Interior Bureau of Land Management (“BLM”) as required by the State of Nevada in an amount of approximately $5.4 million, which is currently approximately $235,000 in excess of the current coverage requirement, to reclaim land disturbed in its exploration and mining operations. Previously the Company posted a reclamation bond deposit in the amount equal to the bond requirement with the BLM. In November 2013 the Company replaced the bond deposit by issuing a surface management surety bond in the amount of $5.0 million through a third-party insurance underwriter, which was increased to $5.4 million in October 2014.

In order to issue the surface management surety bond the Company was required to place 45% of the original $5.0 million bond ($2,250,000) in a collateral account. No further collateral was required for the bond increase in October 2014. The funds deposited in the collateral account have been classified as restricted cash on the Company’s balance sheet as of September 30, 2014.

As of September 30, 2014, based on management’s review of the carrying value of mineral rights, management determined that there is no evidence that the cost of these acquired mineral rights will not be fully recovered and accordingly, the Company has determined that no adjustment to the carrying value of mineral rights was required.

As of the date of these consolidated financial statements, the Company has not established any proven or probable reserves on its mineral properties and has incurred only acquisition and exploration costs.

Mineral properties consisted of the following:

	September 30, 2014 (Unaudited)	December 31, 2013
Relief Canyon Mine — Gold Acquisition	$8,501,071	$8,501,071
Relief Canyon Mine — Newmont Leased Properties	7,709,441	7,709,441
Pershing Pass Property	576,400	576,400

	$16,786,912	$16,786,912

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PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	Estimated Life	September 30, 2014 (Unaudited)	December 31, 2013
Furniture and fixtures	5 years	$56,995	$56,995
Office and computer equipment	1 - 5 years	330,800	234,518
Land	—	266,977	266,977
Asset retirement costs (see Note 7)	3 – 18 years	813,983	-
Building and improvements	5 - 25 years	738,959	730,068
Site costs	10 years	1,272,732	1,272,732
Crushing system	20 years	2,256,943	2,256,943
Process plant and equipment	10 years	3,169,442	3,169,442
Vehicles and mining equipment	5 - 10 years	695,825	695,825
		9,602,656	8,683,500
Less: accumulated depreciation		(2,966,780)	(2,232,860)

		$6,635,876	$6,450,640

For the nine months ended September 30, 2014 and 2013, depreciation expense totaled $733,920 and $729,771, respectively.

NOTE 6 — NOTES PAYABLE

In August 2012, the Company issued a note payable in the amount of $92,145 in connection with the acquisition of mining equipment. The note payable bears interest at approximately 7% per annum and is secured by a lien on the mining equipment. The note is payable in 48 equal monthly payments of $2,226 beginning in September 2012.

Notes payable — short and long term portion consisted of the following:

	September 30, 2014 (Unaudited)	December 31, 2013
Total notes payable	$47,569	$59,510
Less: current portion	(23,973)	(23,036)
Long term portion	$23,596	$36,474

NOTE 7 – ASSET RETIREMENT OBLIGATIONS

In conjunction with the permit approval permitting the Company to resume mining in the existing open pits at the Relief Canyon Mine, during the third quarter of 2014 the Company has recorded an asset retirement obligation based upon the reclamation plan submitted in connection with the permit.

The following table summarizes activity in the Company’s ARO:

September 30, 2014 (Unaudited)
Balance, beginning of period	$-
Accretion expense	-
Reclamation expenditures	-
Additions and changes in estimates	813,983
Balance, end of period	$813,983

13

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

NOTE 8 — RELATED PARTY TRANSACTIONS

Continental Resources Group, Inc.

In January 2013, the Company paid $15,066 of Continental Resources Group Inc.’s expenses. The Company recorded such advances to additional paid in capital which represents distributions to the Company’s former parent company for a total of $15,066 for the nine months ended September 30, 2013. Continental Resources Group Inc. was dissolved on February 27, 2013.

NOTE 9 — STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized within the limitations and restrictions stated in the Amended and Restated Articles of Incorporation to provide by resolution or resolutions for the issuance of 50,000,000 shares of Preferred Stock, par value $0.0001 per share in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Company’s Board of Directors establish.

Series A Convertible Preferred Stock

As of September 30, 2014, 2,250,000 shares of Series A Preferred Stock, $0.0001 par value were authorized with none issued and outstanding.

Series B Convertible Preferred Stock

As of September 30, 2014, 8,000,000 shares of Series B Preferred Stock, $0.0001 par value were authorized with none issued and outstanding.

Series C Convertible Preferred Stock

As of September 30, 2014, 3,284,396 shares of Series C Preferred Stock, $0.0001 par value were authorized with none issued and outstanding.

9% Series D Cumulative Preferred Stock

As of September 30, 2014, 7,500,000 shares of Series D Preferred Stock, $0.0001 par value were authorized with none issued and outstanding.

Series E Preferred Stock

On August 5, 2013, the Company designated 15,151 shares of its Series E Preferred Stock. Each share of Series E Preferred Stock is convertible into shares of the Company’s common stock at a conversion rate of 3,000 shares of common stock for each share of Series E which is equivalent to a conversion price of $0.33 per share of common stock, subject to certain adjustments in the event of stock dividends, stock splits and subsequent equity sales. As discussed below, the Series E conversion price was adjusted effective October 20, 2014.

The holders of the Series E Preferred Stock are entitled to vote on an as-converted basis on all matters on which the holders of the common stock have a right to vote.  The Company may, at any time after February 8, 2014, redeem all the then outstanding Series E Preferred Stock for cash in an amount equal to 110% of the purchase price for the Series E Preferred Stock, provided that the optional redemption provisions are met as defined in the certificate of designation.  Upon liquidation, dissolution or winding up of the Company, each holder of Series E Preferred Stock is entitled to receive the greater of: (i) 110% of the purchase price of the Series E Preferred Stock, or (ii) the amount each holder would be entitled to receive if such holder’s shares of Series E Preferred Stock were converted into common stock.  Upon a change of control, all outstanding shares of Series E Preferred Stock will automatically convert into shares of common stock and the holders will also be entitled to receive a cash payment equal to 10% of the purchase price paid for the Series E Preferred Stock. The Company believes that the occurrence of the optional redemption is considered a conditional event and as a result the instrument does not meet the definition of mandatorily redeemable financial instrument based from ASC 480-10-25, “Distinguishing Liabilities from Equity”.

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PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

NOTE 9 — STOCKHOLDERS’ EQUITY (continued)

In August 2013, the Company completed private placements to several accredited investors for the purchase of 10,533 shares of the Company’s Series E Preferred Stock and warrants to acquire 12,639,600 shares of the Company’s common stock for aggregate net proceeds of approximately $10.2 million. Each purchaser of Series E Preferred Stock received a 3-year warrant to acquire a number of shares of the Company’s common stock equal to 40% of the number of shares of common stock issuable upon conversion of the shares of Series E Preferred Stock. The warrants are immediately exercisable at an exercise price of $0.40 per share of the Company’s common stock, subject to adjustments in the event of stock dividends, recapitalizations or certain other transactions and expire three years from the date of issuance. The purchase price of one share of Series E Preferred Stock and the associated warrant was $990.

Additionally, Mr. Barry Honig, a director of the Company, exchanged the outstanding principal and accrued interest of $645,480 owed by the Company under a Credit Facility Agreement for 652 shares of Series E Preferred Stock and warrants to acquire 782,400 shares of the Company’s common stock on equivalent terms to those of investors purchasing in the private placement.

During February and March 2014 certain holders of the Company’s Series E Preferred Stock converted 1,529 shares into 4,587,000 shares of common stock of the Company in accordance with the Series E Preferred Stock certificate of designation. The conversion rate applied to these exchanges was 3,000 shares of common stock for each share of Series E Preferred Stock which was equivalent to a conversion price of $0.33 per share of common stock.

During April 2014 a certain holder of the Company’s Series E Preferred Stock converted 50 shares into 150,000 shares of common stock of the Company in accordance with the Series E Preferred Stock certificate of designation. The conversion rate applied to these exchanges was 3,000 shares of common stock for each share of Series E Preferred Stock which was equivalent to a conversion price of $0.33 per share of common stock.

During July 2014 certain holders of the Company’s Series E Preferred Stock converted 181 shares into 543,000 shares of common stock of the Company in accordance with the Series E Preferred Stock certificate of designation. The conversion rate applied to these exchanges was 3,000 shares of common stock for each share of Series E Preferred Stock which was equivalent to a conversion price of $0.33 per share of common stock.

As of September 30, 2014, there were 15,151 shares of Series E Preferred Stock authorized and 9,425 shares issued and outstanding.

As a result of a private placement completed in October 2014, the conversion price for the Series E Preferred Stock has been reduced effective October 20, 2014 from $0.33 to $0.28 per share of Series E Preferred Stock. Following this adjustment, and in accordance with ASC 470-20 “Debt with Conversion and Other Options”, the Company will record an additional deemed dividend in the amount of approximately $1.7 million. As a result of the adjustment, each share of Series E Preferred Stock is convertible into approximately 3,535.714 shares of Common Stock, and the 9,425 Series E Preferred Stock outstanding as of September 30, 2014 are convertible into approximately 33,324,114 shares of Common Stock in the aggregate, compared to 28,275,000 shares of Common Stock prior to the adjustment. (See Note 12).

Common Stock

Private Placements

Subsequent to the third quarter, in October 2014, the Company completed a private placement to accredited investors for the purchase of 35,714,287 shares of its common stock for aggregate net proceeds of approximately $9.9 million (see Note 12).

The Company completed two private placements in the third quarter of 2014. In the first private placement, the Company issued 26,578,854 Units on July 2, 2014 and an additional 2,461,760 Units on July 14, 2014, with each Unit comprised of one share of Common Stock (the “Unit Shares”) and a 30 month warrant (the “Warrant”) to purchase 0.4 of a share of Common Stock (the “Warrant Shares”) at an exercise price of $0.45, for a total of 29,040,614 shares of Common Stock and Warrants to acquire an additional 11,616,222 shares of Common Stock, all pursuant to subscription agreements (each, a “Subscription Agreement”) and a unit purchase agreement (the “Unit Purchase Agreement”) entered into with accredited investors.  The gross proceeds totaled approximately $9.8 million and net proceeds of approximately $8.9 million after commissions and expenses. The Warrants sold as part of the Units are exercisable immediately at an exercise price of $0.45 per share of Common Stock, subject to adjustment in the event of stock dividends, recapitalizations or certain other transactions.  The Warrants will expire on January 2, 2017. Certain FINRA broker-dealers acted on behalf of the Company and were paid aggregate cash commissions of approximately $784,000 and expenses of approximately $136,000 and were issued 30 month warrants to purchase an aggregate of 2,125,391 shares of Common Stock at an exercise price of $0.34.

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PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

NOTE 9 — STOCKHOLDERS’ EQUITY (continued)

In the second private placement, the Company issued 6,813,645 Units on July 30, 2014, with each Unit comprised of one share of Common Stock and a 30 month warrant to purchase 0.4 of a share of Common Stock at an exercise price of $0.45, for a total of 6,813,645 shares of Common Stock and Warrants to acquire an additional 2,725,454 shares of Common Stock, all pursuant to subscription agreements and a unit purchase agreement entered into with accredited investors.  The gross proceeds totaled approximately $2.3 million and the net proceeds totaled approximately $2.2 million after commissions and expenses. In connection with this private placement, certain FINRA broker-dealers acted on behalf of the Company and were paid aggregate cash commissions of approximately $100,000 and expenses of approximately $18,000 and were issued 30 month warrants to purchase an aggregate of 342,855 shares of Common Stock at an exercise price of $0.34.

Additionally, the Company paid a total of approximately $174,000 of legal fees in connection with the July 2014 private placements thereby resulting in total net proceeds of $10.9 million to the Company.

Common stock for services

On February 12, 2013, the Company granted an aggregate of 6,700,000 shares of restricted common stock to a director and certain employees and consultants of the Company, which were valued at fair market value on the date of grant at approximately $3,417,000 or $0.51 per share. These restricted shares vest one third at the end of each of the first three years from the date of issuance.

On November 1, 2013, pursuant to an employment agreement, the Company granted 125,000 shares of restricted common stock to an employee of the Company which were valued at fair market value on the date of grant at approximately $0.36 per share. These restricted shares vest one third at the end of each of the first three years from the date of issuance.

On December 16, 2013, the Company granted an aggregate of 2,500,000 shares of restricted common stock to certain employees and consultants of the Company, which were valued at fair market value on the date of grant at approximately $875,000 or $0.35 per share. The shares granted to employees (1,300,000) vest one third on the date of grant and one third at the end of each of the years ending two and three years after the date of issuance. The remaining restricted shares issued to consultants vest one third at the end of each of the first three years from the date of issuance.

On January 1, 2014, pursuant to an employment agreement, the Company granted 250,000 shares of restricted common stock to an employee of the Company which were valued at fair market value on the date of grant at approximately $0.35 per share. These restricted shares vest one third at the end of each of the first three years from the date of issuance.

On June 11, 2014, the Company and Mr. Steve Alfers, the Company’s CEO, entered into the Second Amendment to the Restricted Stock Agreement (the “Alfers Amendment”) to amend that certain Restricted Stock Agreement, dated as of May 13, 2013, and amended by the First Amendment to the Restricted Stock Agreement dated December 23, 2013 by and between the Company and Mr. Alfers.  Pursuant to the Alfers Amendment, the vesting of 1,666,500 restricted shares, of a total of 5,000,000 restricted shares that were granted on June 18, 2012, was extended from June 18, 2014 to March 14, 2015.  1,666,500 shares had previously vested in March 2014 and the vesting schedule for the remaining 1,667,000 shares vesting on June 18, 2015 remains unchanged.

During the nine months ended September 30, 2014, the Company recorded stock-based compensation expense in connection with restricted stock awards of $2,022,747. During the nine months ended September 30, 2014, the Company reversed $76,007 of previously recognized compensation cost related to restricted stock awards that did not vest due to the holder’s termination of employment.  At September 30, 2014, there was a total of $1,420,214 unrecognized compensation expense in connection with restricted stock awards.

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PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

NOTE 9 — STOCKHOLDERS’ EQUITY (continued)

Common Stock Options

A summary of the Company’s outstanding stock options as of September 30, 2014 and changes during the period then ended is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2013	32,900,000	$0.40	8.18
Granted	—	—	—
Exercised	—	—	—
Forfeited	(300,000)	0.34	7.97
Cancelled	—	—	—
Balance at September 30, 2014	32,600,000	0.40	7.43

Options exercisable at end of period	31,775 000	$0.40
Options expected to vest through December 31, 2014	825,000
Weighted average fair value of options granted during the period		$—

At September 30, 2014 there was no intrinsic value for the stock options outstanding in the above table.

During the nine months ended September 30, 2014, the Company recorded stock based compensation expense related to options of $70,593. During the nine months ended September 30, 2014, the Company reversed $16,670 of previously recognized compensation cost related to stock option awards that did not vest due to the holder’s termination of employment.  At September 30, 2014, there was a total of $22,170 of unrecognized compensation expense related to non-vested options.

Common Stock Warrants

A summary of the Company’s outstanding stock warrants as of September 30, 2014 and changes during the period then ended are presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2013	26,244,621	$0.45	2.22
Granted	16,809,922	0.43	2.50
Cancelled	—	—	—
Forfeited	(5,000,000)	0.60	—
Exercised	—	—	—
Balance at September 30, 2014	38,054,543	$0.43	2.08

Warrants exercisable at September 30, 2014	38,054,543	$0.43	2.08

Weighted average fair value of warrants granted during the period		$0.43

17

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

NOTE 9 — STOCKHOLDERS’ EQUITY (continued)

Treasury Stock

The Company accounts for treasury stock under the cost method. On December 16, 2013, the Company reacquired 127,015 shares of its common stock from certain employees of the Company. Additionally, between February 2014 and March 2014, the Company reacquired 492,513 shares of its common stock from certain employees of the Company. The reacquisition by the Company of its common stock is the result of certain employees electing to surrender shares in order to satisfy their minimum applicable withholding obligation due to the vesting of restricted stock awards. The Company recorded charges of $44,455 and $181,421, respectively, in connection with the 2013 and 2014 stock surrenders. In July 2014, 400,000 unvested restricted stock awards were returned to treasury stock as a result of an employee termination. The value of the treasury stock is reflected separately as a deduction from stockholders’ equity. As of September 30, 2014, there were 1,019,528 of treasury shares valued at $225,876.

NOTE 10 — NET LOSS PER COMMON SHARE

Net loss per common share is calculated in accordance with ASC Topic 260, “Earnings Per Share”. Basic loss per share is computed by dividing net loss available to common stockholder, adjusted for preferred dividends, by the weighted average number of shares of common stock outstanding during the period. The computation of diluted net loss per share does not include anti-dilutive common stock equivalents in the weighted average shares outstanding. The following table sets forth the computation of basic and diluted loss per share:

	For the Three Months ended September 30, 2014	For the Three Months ended September 30, 2013	For the Nine Months ended September 30, 2014	For the Nine Months ended September 30, 2013
Numerator:
Net loss	$(3,975,921)	$(8,023,233)	$(10,929,082)	$(13,067,459)
Denominator:
Denominator for basic and diluted loss per share (weighted-average shares)	313,227,134	273,292,023	290,457,315	272,236,712

Net loss per common share, basic and diluted	$(0.01)	$(0.03)	$(0.04)	$(0.05)

The following were excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact on the Company’s loss from continuing operations and loss from discontinued operations. In periods where the Company has a net loss, all dilutive securities are excluded.

	September 30, 2014	September 30, 2013
Common stock equivalents:
Stock options	32,600,000	33,400,000
Stock warrants	38,054,543	26,244,621
Convertible preferred stock	28,275,000	33,555,000

Total	98,929,543	93,199,621

As a result of a private placement completed in October 2014, the conversion price for the Series E Preferred Stock has been reduced effective October 20, 2014 from $0.33 to $0.28 per share of Series E Preferred Stock. Following this adjustment, and in accordance with ASC 470-20 “Debt with Conversion and Other Options”, the Company will record an additional deemed dividend in the amount of approximately $1.7 million. As a result of the adjustment, each share of Series E Preferred Stock is convertible into approximately 3,535.714 shares of Common Stock, and the 9,425 Series E Preferred Stock outstanding as of September 30, 2014 are convertible into approximately 33,324,114 shares of Common Stock in the aggregate, compared to 28,275,000 shares of Common Stock prior to the adjustment. (See Note 12).

18

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

NOTE 11 — COMMITMENTS AND CONTINGENCIES

Operating Lease

In February 2012, the Company signed a three year lease agreement for office space located in Lakewood, Colorado containing approximately 2,390 net rentable square feet with a term commencing in March 2012 and expiring in April 2015. The lease requires the Company to pay an annual base rent of $18.50 per rentable square foot or $44,215 plus a pro rata share of operating expenses. The base rent is subject to annual increases beginning on May 1, 2013 as defined in the lease agreement. Future minimum rental payments required under the lease are as follows:

2014	$11,651
2015	15,535
$27,186

Rent expense was $35,694 and $33,759 for the nine months ended September 30, 2014 and 2013, respectively.

Mining Leases

As more fully discussed in Note 4 — Mineral Properties, the Company leases certain mineral properties included in its Pershing Pass Property. The future minimum lease payments under these mining leases are as follows:

2014	$10,000
2015	10,000
2016	20,000
2017	25,000
2018	25,000
Thereafter	117,500
$207,500

NOTE 12 — SUBSEQUENT EVENTS

On October 20, 2014, the Company issued 35,714,287 shares of Common Stock in a private placement with accredited investors.  The gross proceeds totaled approximately $10.0 million and net proceeds of approximately $9.9 million after commissions and expenses.

As a result of the October 2014 private placement, the conversion price for the Series E Preferred Stock has been reduced effective October 20, 2014 from $0.33 to $0.28 per share of Series E Preferred Stock (the “Adjusted Conversion Price”). Following this adjustment, each share of Series E Preferred Stock is convertible into the number of shares of Common Stock obtained by dividing the Series E Original Issue Price (as defined in the Certificate of Designation), of is $990.00, by the Adjusted Conversion Price, resulting in each share of Series E Preferred Stock being convertible into approximately 3,535.714 shares of Common Stock. A total of 9,425 shares of Series E Preferred Stock remain outstanding, and as a result of the adjustment, are convertible into approximately 33,324,114 shares of Common Stock in the aggregate, compared to 28,275,000 shares of Common Stock prior to the adjustment. The adjusted conversion price generated additional value to the convertibility feature of the Series E Preferred Stock. Accordingly, the Company will record a deemed dividend of approximately $1.7 million for the additional value of the beneficial conversion feature in October 2014, the period of the adjustment.

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ITEM 2    Management’s Discussion and Analysis of Financial Condition and Results of Operations

Pershing Gold Corporation and its subsidiaries (“Pershing Gold”, the “Company” or “we”) is a gold and precious metals exploration company pursuing exploration and development opportunities primarily in Nevada.  We are currently focused on exploration at our Relief Canyon properties in Pershing County in northwestern Nevada.

This discussion should be read in conjunction with Management’s Discussion and Analysis included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Forward-Looking Statements

This Report on Form 10-Q and other written and oral statements made from time to time by us may contain so-called “forward-looking statements,” all of which are subject to risks and uncertainties.  Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “forecasts,” “projects,” “intends,” “estimates,” and other words of similar meaning. Forward-looking statements include, without limitation, statements relating to our business goals, planned exploration, business strategy, planned engineering studies, future operating results, planned permitting activities, our efforts to obtain extended financing or enter into asset sale or business consolidation transactions, and our liquidity and capital resources outlook.  Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions.  Our actual results may differ materially from those contemplated by the forward-looking statements, which are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  Important factors that could cause actual results to differ materially from those anticipated in forward- looking statements include without limitation results of future exploration and engineering studies on our Relief Canyon properties; increases in estimates or costs of exploration and recommissioning activities; our ability to raise necessary capital to conduct our exploration and recommissioning activities and do so on acceptable terms or at all; reinterpretations of geological information; problems or delays in permitting or other government approvals; and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2013.  One must carefully consider any such statement and should understand that many factors could cause actual results to differ from our forward-looking statements.  These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not.  No forward-looking statement can be guaranteed and actual future results may vary materially.

Overview

During the nine months ended September 30, 2014, we focused primarily on expansion of the Relief Canyon Mine deposit, advancing towards production at the Relief Canyon Mine and exploring new targets. An overview of certain significant events follows:

•	In July 2014, we completed private placements to accredited investors for the purchase of 35,854,259 shares of our common stock and 14,341,676 warrants to purchase shares of common stock for aggregate net proceeds of approximately $10.9 million.

•	In September 2014, we received final permit approval from the BLM and the Nevada Division of Environmental Protection/Bureau of Mining Regulation and Reclamation authorizing mining within the existing open pit mine at Relief Canyon.

•	In October 2014, we completed a private placement to accredited investors for the purchase of 35,714,287 shares of our common stock for aggregate net proceeds of approximately $9.9 million.

•	We commenced drilling on a new target north of the Relief Canyon mine in October 2014. We expect to complete approximately 12 holes for a total of approximately 9,200 feet during the fourth quarter 2014.

•	In March 2014, we completed an updated estimate of mineralized material at the Relief Canyon Mine totaling 34,062,000 tons of mineralized material at an average grade of 0.019 ounces per ton gold. The Company’s in-house technical staff calculated the estimate under Industry Guide 7 of the SEC.

•	In May 2014 we launched our 2014 drilling campaign along the high-wall of the current pit, and within and north of the existing pit, focused on finding mineable ounces to add to our recently updated estimate of mineralized material. Through September 30, 2014 we have drilled 64 holes for a total of approximately 38,000 feet under this campaign. For the remainder of the 2014 drilling program, we plan to drill approximately 35 more holes for a total of approximately 21,000 additional feet. The remaining holes will be equally divided between continued step-out drilling in the north target and on targets to the southwest extension of the Relief Canyon deposit.

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•	Throughout the period we performed column leach tests on gold-bearing samples from the Relief Canyon Mine property in order to estimate average gold recovery. In May and June 2014, we reported preliminary results of these tests which show higher gold recoveries than reported by previous operators of the property and also indicate that the mineralized material leaches relatively quickly.

Results of Operations

Three and Nine months ended September 30, 2014 and 2013

Net Revenues

We are an exploration stage company with no operations and we generated no revenues for the three and nine months ended September 30, 2014 and 2013.

Operating Expenses

Total operating expenses for the three months ended September 30, 2014 as compared to the three months ended September 30, 2013, were $4.0 million and $3.9 million, respectively. The $100,000 increase in operating expenses for the three months ended September 30, 2014 is comprised largely of a $0.9 million increase in exploration expenses on our Relief Canyon properties and an increase of $0.2 million in general and administrative expenses primarily for public company expenses and legal costs in the current period offset by a $0.8 million decrease in compensation expense related primarily to lower stock-based compensation expense and fewer shares awarded and a decrease of $0.2 million in consulting fees.

Total operating expenses for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013, were $10.9 million and $10.6 million, respectively. The $0.3 million increase in operating expenses for the nine months ended September 30, 2014 is comprised largely of a $2.1 million increase in exploration expenses on our Relief Canyon properties and an increase of $0.2 million in general and administrative expenses primarily for public company expenses and legal costs in the current period offset by a $1.5 million decrease in compensation expense related primarily to lower stock-based compensation expense and fewer shares awarded and a decrease of $0.4 million in consulting fees.

Loss from Operations

We reported loss from operations of $4.0 million and $3.9 million for the three months ended September 30, 2014 and 2013, respectively. The increase in operating loss was due primarily to the increases in operating expenses described above.

We reported loss from operations of $10.9 million and $10.6 million for the nine months ended September 30, 2014 and 2013, respectively. The increase in operating loss was due primarily to the increases in operating expenses described above.

Other Income (Expenses)

Total other income (expense) was ($900) and ($5,000) for the three months ended September 30, 2014 and 2013, respectively. The change in other income (expense) is primarily attributable to a decrease in interest expense of $4,100.

Total other income (expense) was ($3,200) and $1.6 million for the nine months ended September 30, 2014 and 2013, respectively. The change in other income (expense) of $1.6 million is primarily attributable to the absence in 2014 of $1.7 million of realized gain from the sale of our Amicor and Valor Gold securities and a decrease in interest expense of $20,000.

Net Loss

As a result of the operating expense and other income (expense) discussed above, we reported a net loss of ($4.0) million for the three months ended September 30, 2014 as compared to a net loss of ($3.9) million for the three months ended September 30, 2013.

As a result of the operating expense and other income (expense) discussed above, we reported a net loss of ($10.9) million for the nine months ended September 30, 2014 as compared to a net loss of ($9.0) million for the nine months ended September 30, 2013.

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Liquidity and Capital Resources

At September 30, 2014, our cash and cash equivalents totaled $10.4 million. Our cash and cash equivalents increased during the nine months ended September 30, 2014 by $2.7 million from our cash and cash equivalents balance at December 31, 2013 of $7.7 million. The increase in cash and cash equivalents was primarily the result of net cash provided by financing activities of $10.7 million from the July 2014 private placements of our common stock partly offset by cash used in operations of $7.9 million that was comprised largely of exploration expenditures, primarily at the Relief Canyon Mine to establish our estimate of mineralized material, and general and administrative functions, including consultant fees, compensation costs, legal fees and public company expenses. Subsequent to the third quarter, we completed an additional private placement of common stock in October 2014 for approximately $9.9 million net proceeds.

We plan the following expenditures for the remaining quarter of 2014:

•	$2.8 million on general and administrative expenses (including employee salaries, public company expenses, consultants and land holding costs);

•	$0.8 million on exploration drilling to expand the current resource at the Relief Canyon Mine property;

•	$0.5 million on additional work at the Relief Canyon Mine including further metallurgy results, progress towards an internal economic analysis and pre-development.

•	$0.4 million on exploration drilling at our Buffalo Mountain project; and

•	$0.2 million on additional permitting and bonding, including an Environmental Assessment to expand the open-pit mine at the Relief Canyon Mine property.

The actual amount we spend for the remaining quarter of 2014 may vary significantly from the amounts specified above and will depend upon several factors, including the results of our exploration and pre-development work at the Relief Canyon Mine property and timing of obtaining the necessary permitting approvals. If we continue with our plans to commence mining at Relief Canyon in the second half of 2015, we expect to require additional external financing to fund exploration and commencement of mining by mid-2015. This funding could be in the form of equity, debt, asset sales and strategic alternatives, including potential investors in our projects and potential business combination transactions.  There is no assurance that we will be successful and if we are not, we will be required to significantly curtail our activities and possibly cease our business.

In October 2014, we completed a private placement to accredited investors for the purchase of 35,714,287 shares of our common stock for aggregate net proceeds of $9.9 million.

Changes in Significant Accounting Policies

In June 2014, the FASB issued ASU 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements”. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods; however early adoption is permitted. We evaluated and adopted ASU 2014-10 for the interim reporting period ended September 30, 2014.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern.” The provisions of ASU No. 2014-15 require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. We are currently assessing the impact of this ASU on the Company’s consolidated financial statements.

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Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the financial statements.

Principles of Consolidation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles and present the financial statements of the Company and our wholly-owned subsidiaries. In the preparation of our consolidated financial statements, intercompany transactions and balances are eliminated and net earnings are reduced by the portion of the net earnings of subsidiaries applicable to non-controlling interests.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet, and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the useful life of property and equipment, amounts and timing of closure obligations, the assumptions used to calculate fair value of options and warrants granted, beneficial conversion on convertible notes payable and preferred stock, capitalized mineral rights, asset valuations, common stock issued for services, common stock issued for conversion of notes and common stock issued in connection with an acquisition.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period).

ASC 718 also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award. Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain.

Property and Equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. We examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets, generally from one to twenty five years.

Mineral Property Acquisition and Exploration Costs

Costs of lease, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. The Company has chosen to expense all mineral exploration costs as incurred given that it is still in the exploration stage. Once the Company has identified proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it would enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs will be amortized, using the units-of-production method over proven and probable reserves.

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When the Company has capitalized mineral properties, these properties will be periodically assessed for impairment of value and any diminution in value. To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all costs are being expensed.

ASC 930-805, states that mineral rights consist of the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights. Acquired mineral rights are considered tangible assets under ASC 805. ASC 805 requires that mineral rights be recognized at fair value as of the acquisition date. As a result, our direct costs to acquire mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with acquiring patented and unpatented mining claims and mill sites. If proven and probable reserves are established for the property and it has been determined that a mineral property can be economically developed, costs will be amortized using the units-of-production method over proven and probable reserve. For mineral rights in which proven and probable reserves have not yet been established, we assess the carrying values for impairment at the end of each reporting period and whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Long-Lived Assets

We review for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable, pursuant to guidance established in ASC 360-10-35-15, “Impairment or Disposal of Long-Lived Assets”.  An impairment is considered to exist when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its carrying amount.

Asset Retirement Obligations

Asset retirement obligations, consisting primarily of estimated mine reclamation and closure costs at the Company’s Relief Canyon property, are recognized in the period incurred and when a reasonable estimate can be made, and recorded as liabilities at fair value. Such obligations, which are initially estimated based on discounted cash flow estimates, are accreted to full value over time through charges to accretion expense. Corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s remaining useful life. Asset retirement obligations are periodically adjusted to reflect changes in the estimated present value resulting from revisions to the estimated timing or amount of reclamation and closure costs. We review and evaluate the asset retirement obligations annually or more frequently at interim periods if deemed necessary.

Off-Balance Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

Contractual Obligations

Not applicable.

ITEM 3     Quantitative and Qualitative Disclosures About Market Risk

Not applicable.

ITEM 4     Controls and Procedures

Disclosure Controls and Procedures.

We maintain “disclosure controls and procedures,” as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”), that are designed to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in Securities and Exchange Commission rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Vice President Finance, to allow timely decisions regarding required disclosure. In designing and evaluating our disclosure controls and procedures, management recognized that disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Additionally, in designing disclosure controls and procedures, our management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible disclosure controls and procedures. The design of any disclosure controls and procedures also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

24

With respect to the quarterly period ended September 30, 2014, under the supervision and with the participation of our management, we conducted an evaluation of the effectiveness of the design and operations of our disclosure controls and procedures. Based upon this evaluation, the Company’s management has concluded that certain disclosure controls and procedures were effective as of September 30, 2014.

Changes in Internal Controls.

There have been no changes in the Company’s internal control over financial reporting during the three months ended September 30, 2014 that have materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting.

PART II — OTHER INFORMATION

ITEM 1	Legal Proceedings

None.

ITEM 1A	Risk Factors

Not applicable.

ITEM 2	Unregistered Sales of Equity Securities and Use of Proceeds

None.

ITEM 3	Defaults Upon Senior Securities

There have been no events that are required to be reported under this Item.

ITEM 4	Mine Safety Disclosures.

None.

ITEM 5	Other Information

None.

ITEM 6	Exhibits

31.1	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer
31.2	Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer
32.1	Chief Executive Officer Certification Pursuant to 18 USC, Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Chief Financial Officer Certification Pursuant to 18 USC, Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.ins	XBRL Instance Document
101.sch	XBRL Taxonomy Schema Document
101.cal	XBRL Taxonomy Calculation Document
101.def	XBRL Taxonomy Linkbase Document
101.lab	XBRL Taxonomy Label Linkbase Document
101.pre	XBRL Taxonomy Presentation Linkbase Document

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SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Pershing Gold Corporation

Date: November 11, 2014	By:	/s/ Stephen Alfers
Stephen Alfers
President and Chief Executive Officer (Principal Executive Officer)

Date: November 11, 2014	By:	/s/ Eric Alexander
Eric Alexander
Vice President Finance and Controller (Principal Financial Officer)

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